                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                                MEGAMATION INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                MEGAMATION INC.
    ------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

             Common Stock, par value $.01 per share
        ---------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

             9,204,832 shares
        ---------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             $.10 per share
        ---------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

             $920,483.20
        ---------------------------------------------------------------

    (5) Total fee paid:

              $184.10
        ---------------------------------------------------------------


[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: $184.10
                                ----------------------------------------------
    (2) Form, Schedule or Registration Statement No.: 0-18192
                                                      ------------------------
    (3) Filing Party: Megamation, Inc.
                      --------------------------------------------------------
    (4) Date Filed:   May 22, 1996
                    ----------------------------------------------------------

- --------------------------------------------------------------------------------
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                MEGAMATION INC.

     The undersigned hereby appoints Tristram C. Colket, Jr., Max Cooper and Edward F. Borkowski or any one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Special Meeting of Stockholders of Megamation Inc., to be held on June 18, 1996, and any adjournments or postponements thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting or any adjournments or postponements hereof, all as set forth in the Proxy Statement.

     This proxy or proxies may be revoked by the undersigned at any time prior to the meeting if written notice of revocation is given to the Secretary of the Company prior to the vote being taken at the meeting, or by execution of a subsequent proxy or proxies which are presented at the meeting, or if the stockholder attends the meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such proxy or proxies prior to such revocation.

1. Approval of the Agreement and Plan of Merger by and among Megamation Inc. and MI Merger Corp.

                 [_] FOR        [_] AGAINST        [_] ABSTAIN

        The Board of Directors recommends that you vote FOR Proposal 1.

                     (Please date and sign on reverse side)
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(Continued from other side)

     Unless otherwise indicated, the Proxy will be voted FOR Proposal 1 and in the direction of the proxies on all matters properly brought before the meeting.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF MEGAMATION INC.

                                        Date:                            , 1996
                                              ---------------------------

                                        ---------------------------------------
                                        Signature

                                        ---------------------------------------
                                        Signature

                                        NOTE: Please sign exactly as name
                                        appears hereon. Joint owners should
                                        each sign. When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give full title as
                                        such.

    Please sign, date and return in the enclosed postage-prepaid envelope.
- --------------------------------------------------------------------------------

                                MEGAMATION INC.
                                    ________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            To Be Held June 18, 1996
                                    ________
To our Stockholders:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of MEGAMATION INC., a Delaware corporation (the "Company"), will be held at the offices of Pepper, Hamilton & Scheetz, Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103-2799, on June 18, 1996, at 10:00 a.m., local time, for the following purposes:

          1. To consider and act upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of March 19, 1996 and the First Amendment to the Agreement and Plan of Merger dated as May 10, 1996 (together, the "Merger Agreement") providing for the merger (the "Merger") of MI Merger Corp., a Delaware corporation ("Mergerco"), with and into the Company, with the Company continuing as the surviving corporation. All of the capital stock of Mergerco, which was recently formed solely for the purpose of effecting the Merger, is beneficially owned by Mr. Max Cooper, and certain of his affiliates, and Mr. Tristram C. Colket, Jr. Messrs. Cooper and Colket are currently the sole members of the Company's Board of Directors and the largest beneficial owners of the Company. If the Merger is approved, immediately prior to the effective time thereof, Messrs. Cooper and Colket will contribute to Mergerco approximately 35.9% of the outstanding shares of Common Stock of the Company. As a result of the Merger, each outstanding share of Common Stock of the Company, other than shares held by dissenting stockholders and shares held by Mergerco, will be converted into the right to receive $.10 in cash, and the Company will be wholly-owned by Messrs. Cooper and Colket.

          2. To transact such other business as may properly be brought before the Meeting or any adjournments or postponements thereof.

          The Board of Directors has fixed the close of business on May 17, 1996 as the record date of the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

          PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS APPROVED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE PROCEDURES TO EXCHANGE YOUR EXISTING CERTIFICATES EVIDENCING COMMON STOCK OF THE COMPANY FOR THE ABOVE-MENTIONED CONSIDERATION.

          WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE SPECIAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                              By Order of the Board of Directors

                                                              Thomas D. Schmidt,
                                                                       Secretary
Dated:  May 23, 1996

                                MEGAMATION INC.
                                51 Everett Drive
                                  Building #B4
                        Lawrenceville, New Jersey 08648



                                                                    May 22, 1996



Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (including any adjournment or postponement thereof, the "Special Meeting") of Megamation Inc. (the "Company") to be held at the offices of Pepper, Hamilton & Scheetz, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, PA 19103-2799, on Tuesday, June 18, 1996 at 10:00 a.m., local time.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 19, 1996, by and between the Company and MI Merger Corp., a Delaware corporation ("Mergerco"), pursuant to which Mergerco will be merged (the "Merger") with and into the Company, with the Company continuing as the surviving corporation.

     All of the capital stock of Mergerco is beneficially owned by Mr. Max Cooper and Mr. Tristram C. Colket, Jr., currently the sole members of the Company's Board of Directors and largest beneficial owners of the Company (together, the "Principal Stockholders"). Mergerco was recently formed by the Principal Stockholders in order to enable them to acquire through the Merger all of the outstanding Common Shares not already owned by them (the "Public Shares"). Immediately prior to the effective time of the Merger, the Principal Stockholders will contribute their equity in the Company, aggregating approximately 35.9% of the outstanding Common Shares, to Mergerco and will fund Mergerco with sufficient capital to purchase all of the Public Shares. In addition, the Principal Stockholders will fund the surviving corporation with sufficient capital to repay certain trade debt of the Company and provide initial working capital for the surviving corporation's operations subsequent to the Merger.

     Pursuant to the terms of the Merger Agreement, all stockholders of the Company, other than Mergerco and those stockholders who choose to exercise their dissenters' rights, will be entitled to receive $.10 per share in cash in exchange for each outstanding share of the Company's common stock, par value $.01 per share (the "Common Shares"), held by them at the effective time of the Merger. Each Common Share held by Mergerco will be canceled without consideration and each share of common stock of Mergerco will be converted into and exchangeable for one fully paid and non-assessable share of common stock of the surviving corporation.

     If the Merger is approved and consummated, all of the outstanding common stock of the Company will be held by the Principal Stockholders and the holders of the Public Shares will no longer have any equity interest in the Company or rights as stockholders.

     The Company's Board of Directors, in its capacity as such, has, among other things, reviewed and considered the proposed Merger. In connection with its review and consideration of the proposed Merger, the Board of Directors retained TM Capital Corp. to act as its financial advisor. TM Capital has rendered its opinion to the Board of Directors that the $.10 per Public Share to be received by the holders of the Public Shares is fair, from a financial point of view. Such opinion is attached to the accompanying Proxy Statement as an Exhibit and, together with the analyses supporting it, is discussed in greater detail in the Proxy Statement.

     The Company's Board of Directors has unanimously approved the Merger as being in the best interests of the Company and its stockholders (including those who are not affiliated with the Principal Stockholders). Accordingly, the Company's Board of Directors recommends that you vote FOR adoption of the Merger Agreement.

     Attached is a Notice of Special Meeting of Stockholders and a Proxy Statement containing a discussion of the background of, reasons for and terms of the Merger. We urge you to read this material carefully. Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your Proxy Card. Your prompt cooperation will be greatly appreciated.

                                       Very truly yours,



                                       Edward F. Borkowski,
                                       President

                                MEGAMATION INC.
                                51 Everett Drive
                                  Building #B4
                        Lawrenceville, New Jersey 08648

                        _______________________________

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                            To Be Held June 18, 1996
                        _______________________________

                                  INTRODUCTION

          This Proxy Statement is being furnished to the holders of outstanding shares of Common Stock, par value $.01 per share (the "Common Shares"), of Megamation Inc., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy by the Board of Directors on behalf of the Company for use at the Special Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of Pepper, Hamilton & Scheetz, Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103-2799 on Tuesday, June 18, 1996 at 10:00 a.m., local time, or at any adjournments or postponements thereof. The approximate date on which this Proxy Statement, the foregoing Notice and the accompanying Proxy will first be sent or given to stockholders is May 23, 1996.

          At the Meeting, holders of the Common Shares on the applicable record date will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of March 19, 1996 (the "Merger Agreement"), by and between the Company and MI Merger Corp., a Delaware corporation ("Mergerco"). The Merger Agreement provides, subject to the approval of the stockholders of the Company at the Meeting, that: (a) Mergerco will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") of the Merger; (b) each Common Share that is outstanding at the Effective Time (as hereinafter defined) of the Merger, excluding Common Shares held by Mergerco and Common Shares in respect of which dissenters' rights have been perfected, will be converted into the right to receive $.10 per share in cash, without interest, subject to applicable back-up withholding taxes (the "Merger Consideration"); (c) all of the Common Shares held by Mergerco will be canceled without consideration; and (d) each share of common stock of Mergerco outstanding immediately prior to the effective time of the Merger will be converted into one share of common stock of the Surviving Corporation (collectively, the "Merger Proposal").

          All of the capital stock of Mergerco is beneficially owned by Mr. Max Cooper and Mr. Tristram C. Colket, Jr., currently the sole members of the Company's Board of Directors and largest beneficial owners of the Company (together, the "Principal Stockholders"). Mergerco was recently formed by the Principal Stockholders solely in order to enable them to acquire through the Merger all of the outstanding Common Shares not already owned by them (the "Public Shares"). The Public Shares include approximately 3.5% of the outstanding Common Shares which are owned by relatives of Mr. Cooper and for which he holds voting proxies and powers of attorney (the "Cooper Affiliate Shares"). The owners of the Cooper Affiliate Shares would receive the Merger Consideration if the Merger Proposal is approved.

          Immediately prior to the Effective Time, the Principal Stockholders will contribute approximately 35.9% of the outstanding Common Shares to Mergerco, as to which they have beneficial ownership (but which do not include the Cooper Affiliate Shares), and will fund Mergerco with additional capital in amounts sufficient to purchase all of the Public Shares. Subsequent to the Effective Time, the Principal Stockholders will fund the Surviving Corporation with additional capital in order to pay the expenses related to the Merger Agreement and the transactions contemplated thereby, repay certain trade debt of the Company and provide initial working capital for the Surviving Corporation's operations.

                                                  (Cover continued to next page)
                     _____________________________________

                The date of this Proxy Statement is May 23, 1996

(continuation of cover page)

          Pursuant to the Delaware General Corporation Law ("DGCL"), the affirmative vote of holders of at least a majority of all of the outstanding Common Shares is required to approve and adopt the Merger Agreement. The Principal Stockholders will vote the Common Shares that they subsequently intend to contribute to Mergerco in favor of the Merger Proposal. In addition, the Company has been informed that the Cooper Affiliate Shares and the approximately 8.0% of the outstanding Common Shares owned by Dr. Steven H. Pollack, a founder and former officer and director of the Company, will be voted in favor of the Merger Proposal. As a result, at least an aggregate of approximately 47.4% of the outstanding Common Shares will be voted in favor of the Merger Proposal, and the affirmative vote of less than an additional 3.0% of the outstanding Common Shares, or approximately 373,325 of such shares, will be necessary to approve the Merger Proposal. Mergerco, in its discretion, need not proceed with the Merger if the holders of a majority of the Common Shares owned by unaffiliated stockholders vote against the Merger Agreement.

          The Board of Directors of the Company has fixed the close of business on May 17, 1996 (the "Record Date") as the date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. At the close of business on the Record Date, there were 14,358,666 Common Shares (held by 423 stockholders of record) outstanding and entitled to vote at the Meeting. Each holder of record of Common Shares on the Record Date is entitled to cast one vote per share in person or by Proxy at the Meeting and any adjournments or postponements thereof.

          Holders of Common Shares who do not vote in favor of, or who abstain from voting on, the Merger Agreement and who comply with the provisions of
Section 262 of the DGCL will have the right to receive cash payments for the "fair value" of their Common Shares. Any stockholder contemplating the exercise of dissenters' rights should carefully review Section 262 of the DGCL, particularly the procedural steps required to perfect dissenters' rights. A stockholder who fails to comply with such procedural requirements will lose such holder's dissenter's rights and will receive the Merger Consideration for the Common Shares held by such stockholder. For a detailed description of dissenter's rights, see "SPECIAL FACTORS -- Dissenters' Rights of Appraisal" and
Exhibit I, "Dissenters' Rights Under Section 262 of the DGCL." The Merger is subject to the satisfaction or waiver by the Company and Mergerco of the conditions that not more than 10% of the Common Shares entitled to vote thereon shall exercise their dissenters' rights and that the holders of less than a majority of the Common Shares owned by unaffiliated stockholders vote against the Merger Agreement.

          All Common Shares represented by properly executed Proxies received prior to or at the Meeting and not revoked will be voted in accordance with the instructions indicated in such Proxies. If no instructions are indicated, such Proxies will be voted FOR the Merger Proposal and in the discretion of the persons named in the Proxy with respect to such other matters as may properly be presented at the Meeting. Abstentions and broker non-votes will have the effect of a vote against the Merger Agreement. A stockholder may revoke his or her Proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed Proxy or by attending the Meeting and voting in person.

          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

          The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of the accompanying Proxy, however, confers on the designated proxyholders discretionary authority to vote the Common Shares covered thereby in accordance with their best judgment on such other business, if any, that may properly come before, and all matters incident to the conduct of, the Meeting or any adjournments or postponements thereof.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

INTRODUCTION...............................................................   1

AVAILABLE INFORMATION......................................................   5

SUMMARY....................................................................   6
     The Parties...........................................................   6
     The Merger............................................................   7
     The Special Meeting...................................................   9
     Special Factors.......................................................  10

SPECIAL FACTORS............................................................  15
     Background of the Merger..............................................  15
     Purpose of and Reasons for the Merger.................................  20
     Determination of Fairness of the Merger by the Board of Directors.....  22
     Opinion of TM Capital; Summary of Financial Analyses..................  24
     Financial Advisor to the Principal Stockholders.......................  27
     Position of Principal Stockholders as to Fairness.....................  30
     Conflict of Interests of Principal Stockholders in the Merger.........  30
     Certain Effects of the Merger.........................................  31
     Future Plans of the Company...........................................  31
     Dissenters' Rights of Appraisal.......................................  32
     Certain Federal Income Tax Consequences of the Merger.................  35
     Estimated Fees and Expenses; Sources of Funds.........................  36
     Accounting Treatment of the Merger....................................  36
     Regulatory Approvals..................................................  36

THE MEETING; MECHANICS OF VOTING AND PROXIES...............................  37
     Time, Date and Place..................................................  37
     Record Date; Voting Securities; Quorum................................  37
     Required Vote.........................................................  37
     Voting of Proxies.....................................................  37

THE MERGER AGREEMENT.......................................................  39
     General...............................................................  39
     Effective Time of the Merger..........................................  39
     The Surviving Corporation.............................................  39
     Consideration to be Paid to Public Stockholders; Conversion of
      Common Shares........................................................  39
     Representations and Warranties........................................  41
     Covenants.............................................................  42
     Additional Agreements.................................................  42
     Indemnification.......................................................  43
     Right to Solicit Alternative Proposals................................  43
     Termination...........................................................  44

                                                                           Page
                                                                           ----

     Fees and Expenses.....................................................  45
     Amendments............................................................  45

MARKET PRICE AND STOCKHOLDER INFORMATION...................................  46

SELECTED FINANCIAL DATA....................................................  47

CERTAIN INFORMATION REGARDING THE BUSINESS OF
 THE COMPANY; RECENT DEVELOPMENTS..........................................  48
     General Overview......................................................  48
     Recent Financial Condition............................................  49
     Recent Developments...................................................  49

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT....................................................  52

PURCHASES OF COMMON SHARES BY AND OTHER
  TRANSACTIONS WITH CERTAIN PERSONS........................................  54

TRANSACTION OF OTHER BUSINESS..............................................  56

EXPERTS....................................................................  56
     Change in and Disagreements with Accountants and Financial
      Disclosure...........................................................  56

MISCELLANEOUS..............................................................  56


EXHIBIT A-1-    AGREEMENT AND PLAN OF MERGER
EXHIBIT A-2-    FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
EXHIBIT B-1-    ANNUAL REPORT ON FORM 10-K FOR YEAR ENDED JUNE 30, 1995
EXHIBIT B-2-    AMENDMENT NO. 1 TO THE ANNUAL REPORT ON FORM 10-K FOR YEAR
                ENDED JUNE 30, 1995
EXHIBIT B-3-    AMENDMENT NO. 2 TO THE ANNUAL REPORT ON FORM 10-K FOR YEAR
                ENDED JUNE 30, 1995
EXHIBIT C --    QUARTERLY REPORT ON FORM 10-Q FOR QUARTER ENDED
                SEPTEMBER 30, 1995
EXHIBIT D --    CURRENT REPORT ON FORM 8-K DATED NOVEMBER 6, 1995
EXHIBIT E-1-    QUARTERLY REPORT ON FORM 10-Q FOR QUARTER ENDED
                DECEMBER 31, 1995
EXHIBIT E-2-    AMENDMENT NO. 1 TO THE QUARTERLY REPORT ON FORM 10-Q FOR
                QUARTER REPORT ENDED DECEMBER 31, 1995
EXHIBIT F --    CURRENT REPORT ON FORM 8-K DATED FEBRUARY 2, 1996
EXHIBIT G --    QUARTERLY REPORT ON FORM 10-Q FOR QUARTER ENDED MARCH 31, 1996
EXHIBIT H --    OPINION OF FINANCIAL ADVISOR
EXHIBIT I --    DISSENTERS' RIGHTS UNDER SECTION 262 OF THE DGCL

                             AVAILABLE INFORMATION


          The Company and Mergerco have filed with the Securities and Exchange Commission (the "SEC") a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Merger. This Proxy Statement does not contain all the information set forth in the Schedule 13E-3 and the Exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC.

          The Schedule 13E-3 and the respective exhibits thereto (including the opinion and the report of TM Capital Corp. and the report of Howard, Lawson & Co., as discussed hereinafter), as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Suite 1300, Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained at prescribed rates from the public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

          Copies of the Schedule 13E-3 and the respective exhibits thereto (including the reports and opinion of TM Capital Corp. and Howard, Lawson & Co.) can be obtained directly from the Company at its offices located at 51 Everett Drive, Building #B4, Lawrenceville, New Jersey 08648.

          All information appearing in this Proxy Statement concerning the Company has been supplied by the Company, and all information appearing in this Proxy Statement concerning Mergerco and the Principal Stockholders has been supplied by Mergerco and the Principal Stockholders, respectively.

          NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

                                    SUMMARY

          The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Exhibits attached hereto and incorporated by reference herein. This Proxy Statement contains certain statements of a forward-looking nature relating to future events and future performance of the Company. Stockholders are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, stockholders should specifically consider the various factors identified in this Proxy Statement which could cause actual results to differ materially from those indicated by such forward-looking statements. Stockholders are urged to read carefully the entire Proxy Statement, including the Exhibits attached hereto.

The Parties

          The Company. The Company designs, develops, manufactures, markets and services programmable, flexible, single and multiple tool, automation work cells designed to help customers improve manufacturing and materials handling processes by performing more work, in less space, more safely than by traditional work methods. The Company's products can improve productivity, increase product quality and decrease costs in the manufacturing workplace. The Company was incorporated in Delaware in 1985. Its principal executive offices are located at 51 Everett Drive, Building #B4, Lawrenceville, New Jersey 08648, and its telephone number is (609) 799-7711. For a further discussion of the Company, its business and its current financial condition, see "SPECIAL FACTORS
- --Background of the Merger," "CERTAIN INFORMATION REGARDING THE BUSINESS OF THE COMPANY; RECENT DEVELOPMENTS" and Exhibits B-1, B-2, B-3, C, D, E-1, E-2, F and
G attached hereto and incorporated herein by reference, the Company's Annual Report on Form 10-K for the year ended June 30, 1995, and Amendment Nos. 1 and 2 to its Annual Report on Form 10-K for the year ended June 30, 1995 (together the "1995 Annual Report"), Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 ("1996 First Quarterly Report"), Current Report on Form 8-K dated November 6, 1995 ("November Current Report"), Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 and Amendment No. 1 to its Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (together, the "1996 Second Quarterly Report"), Current Report on Form 8-K dated February 2, 1996 ("February Current Report") and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 ("1996 Third Quarterly Report"), respectively.

          Mergerco. Mergerco is a Delaware corporation recently organized by the Principal Stockholders solely for the purpose of effecting the Merger. Mergerco has no material assets, and will have no material assets other than Common Shares representing approximately 35.9% of the outstanding equity of the Company (which will be contributed by the Principal Stockholders), and additional capital to be made available by the Principal Stockholders in amounts sufficient to purchase the Public Shares of the Company. Mergerco has not engaged in any activities except in connection with the Merger and will cease to exist upon the consummation of the Merger. Mergerco's address is c/o Tekloc Enterprises, 500 Chester Field Parkway, Suite 170, Malvern, Pennsylvania 19355.

          Principal Stockholders. The Principal Stockholders are Mr. Max Cooper and Mr. Tristram C. Colket, Jr., together the largest beneficial owners of the Company. Mr. Cooper has beneficial ownership, directly or indirectly, including voting control of the Cooper Affiliate Shares, of approximately 27.6% of the outstanding Common Shares, and Mr. Colket has direct beneficial ownership of approximately 11.8% of the outstanding Common Shares. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." In addition, Messrs. Cooper and Colket are currently the sole members of the Board of Directors of the Company.

          Mr. Colket has served as a Director of the Company and Chairman of the Board since November 1992. Mr. Colket is a private investor and was the Chairman of the Board of Cressona Aluminum Company between 1979 and 1995, and is also a member of various other Boards of Directors including The Children's Hospital of Philadelphia, the Aircraft Owners and Pilots Association and the QLF Foundation.

          Mr. Cooper has served as a director of the Company since November 1992. Mr. Cooper is the Chairman of the Board of CLP, Inc., a franchisee of McDonald's Corporation, which currently controls 46 McDonald's restaurants. Mr. Cooper started CLP, Inc. in 1966. He is also a member of the National Operators Advisory Board, a franchisee organization which supervises the national co-op advertising expenditures of McDonald's USA. Mr. Cooper is also a general partner in Cooper Investments, whose primary investment is in the Company.

          Mr. Cooper's business address is c/o CLP, Inc., 124 Summit Parkway, Birmingham, Alabama 35209 and Mr. Colket's business address is c/o Tekloc Enterprises, 500 Chester Field Parkway, Suite 170, Malvern, Pennsylvania 19355.

The Merger

          General. Upon consummation of the Merger, Mergerco will be merged with and into the Company and the Company will be the Surviving Corporation.
The Surviving Corporation will succeed to all the rights and obligations of the Company and Mergerco. The Principal Stockholders, who will constitute all of the directors and officers of Mergerco immediately prior to the Effective Time (as hereinafter defined) of the Merger will, from and after the Effective Time, be two of the three initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation. It is currently anticipated that Mr. Joel S. Lawson III, a principal of Howard, Lawson & Co., the financial advisor to the Principal Stockholders ("Howard Lawson"), will be appointed to the Board of Directors of the Surviving Corporation and the current executive officers of the Company will be the executive officers of the Surviving Corporation promptly after the Effective Time. See "THE MERGER AGREEMENT -- General -- The Surviving Corporation."

          Effective Time of Merger. Pursuant to Section 1.1 of the Merger Agreement, the Effective Time of the Merger (the "Effective Time") will occur, after the satisfaction or waiver of all conditions to the Merger, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. See "THE MERGER AGREEMENT -- Effective Time of the Merger."

          Certain Conditions to the Merger. Under Article 5 of the Merger Agreement, the Merger is subject to the approval of the holders of at least a majority of all of the outstanding Common Shares, and the satisfaction or waiver of certain additional conditions, including the exercise by the holders of not more than 10% of the Common Shares of their dissenters' rights and the vote against the Merger by the holders of less than a majority of the Common Shares owned by unaffiliated stockholders. However, the approval of the holders of a majority of the Public Shares is not required to approve and adopt the Merger Agreement. Persons with voting power for approximately 47.4% of the outstanding Common Shares have advised the Company that they intend to vote such Common Shares in favor of the Merger. See "--The Special Meeting" and "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger." Assuming the satisfaction or waiver of all such conditions, the Merger is expected to be consummated on or about June 18, 1996.

          Certain Effects of the Merger. Under Article 2 of the Merger Agreement, upon consummation of the Merger, each Public Share, other than Public Shares as to which dissenters' rights have been perfected under the DGCL, will be converted into the right to receive the Merger Consideration of $.10 in cash, subject to back-up withholding taxes, if applicable, payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Public Share. Each Common Share outstanding immediately prior to the Effective Time which is then owned by Mergerco shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof. Each share of Common Stock of Mergerco outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of Common Stock of the Surviving Corporation. See "THE MERGER AGREEMENT--Consideration to be Paid to Public Stockholders; Conversion of
Common Shares."

          Under Section 2.2 of the Merger Agreement, by following the procedures prescribed by the DGCL, Public Stockholders have the right to dissent from the Merger and to receive cash equal to the fair value of their Public Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined pursuant to appraisal proceedings in the Delaware courts. A WRITTEN DEMAND FOR APPRAISAL OF PUBLIC SHARES MUST BE DELIVERED TO THE PRESIDENT OF THE COMPANY WITHIN 20 DAYS AFTER THE DATE OF THE MAILING OF THIS PROXY STATEMENT. The Delaware courts appraise dissenting shares by considering, among other things, proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court taking into consideration market value, asset value, dividends, earnings prospects, the nature of the enterprise and all other relevant factors involving the value of a company. Because of the complexity of the procedures for exercising the right to dissent, the Company believes that Public Stockholders who consider exercising such right should seek the advice of counsel. Failure to take any step in connection with the exercise of dissenters' right of appraisal may result in the termination or waiver of such rights. See "SPECIAL FACTORS--Dissenters' Rights of Appraisal and Exhibit I.

          Under Section 2.4 of the Merger Agreement, holders of vested options and warrants will agree to the cancellation of such options and warrants as a result of the Merger without any consideration therefor, except the right to be paid the difference between the Merger Consideration and the per share exercise price of each such option or warrant, to the extent such difference is a positive number. Because none of the exercise prices for such options or warrants is less than the $.10 per share Merger Consideration, the practical result of this provision is that no consideration will be delivered in exchange for the cancellation of all outstanding options and warrants to purchase Common Shares.

          Following the Merger, the Principal Stockholders will own 100% of the Surviving Corporation's outstanding shares of common stock. At such time, the holders of the Public Shares, including the holders of the Cooper Affiliate Shares (the "Public Stockholders"), will cease to have any ownership interest in the Company or rights as stockholders. The Public Stockholders will no longer benefit from any increases in the value of the Company or the payment of dividends on the Common Shares and will no longer bear the risk of any decreases in value of the Company. To date, the Company has never paid any dividends on the Common Shares.

          As a result of the Merger, the Surviving Corporation will be privately held and there will be no public market for its common stock. Upon consummation of the Merger, the Common Shares will cease to be traded over-the-counter with quotations compiled by the OTC Bulletin Board. In addition, registration of the Common Shares under the Exchange Act will be terminated.

          As of the Effective Time, Howard, Lawson, the financial advisor to the Principal Stockholders, will receive a warrant to purchase 8% of the Common Stock of the Surviving Corporation then outstanding, on a fully-diluted basis at the time of issuance, of which 5% will be vested immediately at the Effective Time and an additional 1% will vest on each of the first three anniversaries of the Effective Time, for an aggregate exercise price of $240,000, provided that Mr. Lawson remains a member of the Board of Directors of the Surviving Corporation on each such date. In addition, stock appreciation rights of the Surviving Corporation are expected to be granted to Mr. Thomas D. Schmidt, the Company's Vice President of Marketing and Sales.

          Subsequent to the Merger, the Principal Stockholders intend to contribute additional funds to the Surviving Corporation to allow the Surviving Corporation to pay the expenses related to the transaction and certain trade debt of the Company and to provide initial working capital of approximately $2.5 million for the Surviving Corporation.

          Dr. Steven H. Pollack, who resigned as the Company's Chief Technical Officer on March 16, 1996 (effective April 6, 1996), is currently in negotiations with the Company to be retained as a consultant on a short-term basis. However, the terms of such engagement are still under negotiation, and no assurance can be made that Dr. Pollack will be so retained.

          Payment of the Merger Consideration. Promptly after the Effective Time, under Section 2.3 of the Merger Agreement, the Surviving Corporation will deposit with American Stock Transfer and Trust Company, as paying agent (the "Paying Agent"), monies sufficient to pay the aggregate Merger Consideration, and the Paying Agent shall mail to each holder of record, as of the Effective Time, of an outstanding certificate or certificates for Common Shares (other than Mergerco), a letter of transmittal and instructions for use (the "Letter of Transmittal") in effecting the surrender of such certificates for payment of such Merger Consideration in accordance with the terms of the Merger Agreement. In order to receive the Merger Consideration, Public Stockholders must send their certificates representing Public Shares to the Paying Agent along with the Letter of Transmittal. All certificates so surrendered will be canceled.

          Under Section 2.3 of the Merger Agreement, upon surrender of a certificate representing Public Shares together with a duly executed Letter of Transmittal, a Public Stockholder will receive $.10 in cash in exchange for each Public Share, without interest, subject to applicable back-up withholding taxes. Any cash held by the Paying Agent that remains unclaimed by Public Stockholders for six months after the Effective Time of the Merger will be returned to the Surviving Corporation and any Public Stockholder who has not exchanged his Public Shares for the Merger Consideration prior to that time shall look thereafter only to the Surviving Corporation for payment of the Merger Consideration in respect of his Public Shares. Any amounts remaining unclaimed by Public Stockholders one year after the Effective Time will become the property of the Surviving Corporation, to the extent permitted by applicable abandoned property, escheat and other similar laws. Until surrendered pursuant to the procedures described above, each certificate (other than certificates representing Common Shares owned by Mergerco and certificates representing Common Shares for which dissenters' rights have been perfected) shall represent for all purposes solely the right to receive the Merger Consideration multiplied by the number of Common Shares evidenced by such certificate. Stockholders should NOT submit any stock certificates for Common Shares at the present time. SEE "THE MERGER AGREEMENT--Consideration to be Paid to Public Stockholders; Conversion of Common Shares."

The Special Meeting

          Time, Date and Place. A Special Meeting of stockholders of the Company will be held on Tuesday, June 18, 1996 at 10:00 a.m., local time, at the offices of Pepper, Hamilton & Scheetz, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103-2799.

          Purpose of the Meeting. The purpose of the Meeting is to consider and vote upon the Merger Proposal, to approve and adopt the Merger Agreement, a copy of which is attached to this Proxy Statement as Exhibits A-1 and A-2 and incorporated by reference herein. See "SPECIAL FACTORS--Purpose of and Reasons for the Merger." For a brief discussion of the terms of the Merger Agreement, see "THE MERGER AGREEMENT."

          Record Date; Quorum. The close of business on May 17, 1996 has been fixed as the Record Date for determining holders of Common Shares entitled to vote at the Meeting. Each Common Share outstanding on such date is entitled to one vote at the Meeting. As of the Record Date, 14,358,666 Common Shares were outstanding and held of record by 423 holders. The presence, in person or by Proxy, of the holders of a majority of the Common Shares entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business at the Meeting. See "THE MEETING, MECHANICS OF VOTING AND PROXIES."

          Required Vote. Pursuant to the DGCL, the affirmative vote of holders of at least a majority of all of the outstanding Common Shares is required to approve and adopt the Merger Agreement. The Principal Stockholders will vote the Common Shares that they subsequently intend to contribute to Mergerco, representing approximately 35.9% of the outstanding Common Shares, in favor of the approval and adoption of the Merger Agreement. In addition, the Company has been informed that the Cooper Affiliate Shares, representing an additional 3.5% of the outstanding Common Shares, and the approximately 8.0% of the outstanding Common Shares owned by Dr. Pollack, will be voted in favor of the Merger Proposal. Therefore, the Company believes that at least approximately 47.4% of the outstanding Common Shares will be voted in favor of the Merger Proposal, and the affirmative vote of less than an additional 3.0% of the outstanding Common Shares will be necessary to approve the Merger Proposal. The approval of the holders of a majority of the Common Shares owned by unaffiliated stockholders is not required to approve and adopt the Merger Agreement. However, if the holders of a majority of the Common Shares owned by unaffiliated stockholders vote against the Merger, then Mergerco may elect not to proceed with the Merger. See "THE MEETING, MECHANICS OF VOTING AND PROXIES." For further information concerning the terms and conditions of the Merger, see "THE MERGER AGREEMENT-- Conditions to Consummation of the Merger."

          Proxies. A Proxy Card is enclosed for use at the Meeting. A Proxy may be revoked at any time prior to its exercise at the Meeting if written notice of revocation is given to the Secretary of the Company prior to the vote being taken at the Meeting, or by execution of a subsequent Proxy which is presented at the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Common Shares represented by properly executed Proxies received at or prior to the Meeting and which have not been revoked will be voted in accordance with the instructions indicated therein. If no instructions are indicated on a properly executed Proxy, such Proxy will be voted FOR the Merger Proposal to approve and adopt the Merger Agreement. See "THE MEETING, MECHANICS OF VOTING AND PROXIES."

Special Factors

          Background of the Merger. For a description of the events leading to the approval and adoption of the Merger Agreement by the Company's Board of Directors, see "SPECIAL FACTORS--Background of the Merger."

          Purpose and Structure of the Merger. The Principal Stockholders' purpose in seeking to effect the Merger is to acquire all of the remaining equity interest in the Company not currently owned by them and to prevent the effects of a bankruptcy court proceeding which could result in a discontinuation of the Company's operations and/or the loss of all stockholder equity, including that of the Principal Stockholders' existing investment in the

Company. The acquisition of Public Shares from the Public Stockholders is structured as a cash merger in order to transfer ownership of that equity interest to the Principal Stockholders in a single transaction. See "SPECIAL FACTORS--Purpose of and Reasons for the Merger."

          Reasons for the Merger. Throughout its history, the Company has incurred significant net losses and corresponding negative cash flows from operations. Due to the Company's past financial and operational performance and current financial condition, management of the Company does not believe that the Company will be able to continue to operate as a viable entity, absent substantial additional financing. The Company's independent auditors for every year since its initial public offering in 1989 (including with respect to its most recent audit) have qualified their audit reports to the effect that there was a substantial doubt as to the Company's ability to continue as a going concern. The Company has met its capital requirements for the past 25 months only as a result of periodic cash advances from the Principal Stockholders to sustain its operations, in the form of term loans which, as of May 8, 1996, aggregate $2,891,253.10 in principal and interest, and the Principal Stockholders' willingness to personally guarantee the Company's bank line of credit with New Jersey National Bank (the "Bank"), of which $1,700,000 is currently outstanding. The Principal Stockholders are not willing at the present time to guarantee any additional debt of the Company as a public company. On the basis of such guarantees, the Bank has agreed to extend the expiration of the Company's line of credit through June 30, 1996. See "SPECIAL FACTORS--Background of the Merger" for a description of this indebtedness.

          The Company is experiencing a critical shortage of working capital and continuing negative cash flows, is in default under its borrowing agreements with both the Bank and with the Principal Stockholders, and has a substantial and increasing total shareholders' deficit. Absent guarantees of the Principal Stockholders, the Company presently is unable to obtain additional debt financing from third party lenders on any terms.

          At least in part as a result of the Company's poor historical financial and operational performance and condition, the Common Shares currently are thinly and sporadically traded over-the-counter and do not represent a liquid investment. In addition, they may not be pledged or hypothecated with respect to certain credit arrangements because they do not constitute "margin securities" under the rules of the Board of Governors of the Federal Reserve System, and are considered "penny stock" with a value of less than $5 per share. Moreover, due to the current trading range of the Common Shares of approximately $.02 to $.05 per share (high and low sales prices) during the twelve week period prior to the public announcement of the proposed Merger (as reported on the OTC Bulletin Board), when such shares trade, and the resulting total market capitalization of the Company, the Company believes it is unable to raise sufficient, if any, additional capital through the sale of equity securities at the present time to adequately improve its working capital shortage, without substantially, if not completely, diluting the interests of its existing stockholders.

          The Company has undergone several changes in senior management during the past 15 months, including the resignations of its Chief Executive Officer and Chief Operating Officer as of February 1, 1996, its Controller and Secretary as of March 8, 1996 and its Chief Technical Officer on March 16, 1996 (effective April 6, 1996). In addition, the Company is experiencing certain operational difficulties, including delays in the implementation of its largest contract on which it was relying for the generation of significant cash flows and the expansion of its business, and has experienced strained relations with a number of its customers and vendors as a result of its limited working capital and the changes in senior management.

          Due to the foregoing factors, the Principal Stockholders have concluded that they are no longer willing to continue, as stockholders of a public corporation, to be the sole source of funding for the Company. They believe that in order for them, as prudent businessmen, to make the decision to invest additional capital in an amount believed necessary to revive the Company's prospects, they should own its entire outstanding equity interest. They have determined that the best alternative for the Company to survive as a going concern beyond the immediate future is to cause the Company to become a private company that is substantially owned by them through a transaction such as the one contemplated by the Merger Proposal and effect a substantial financial, operational and managerial restructuring of the Company. Such a transaction permits the Company to be taxed as an "S" corporation and will save the Company the significant costs of remaining a public reporting company, including but not limited to the expense of SEC counsel, accountants, and transfer agents, and the cost of filing reports with the SEC and producing and printing and delivery of annual reports and proxy statements to stockholders. The Company estimates that these costs approximated $175,000 for each of the last two years, exclusive of unquantifiable management time.

          Recommendation of the Board of Directors; Fairness of the Merger. The Board of Directors of the Company (the "Board of Directors") has concluded that the terms of the Merger are fair to, and in the best interests of, the Public Stockholders. Accordingly, the Board of Directors has unanimously approved and adopted the Merger Agreement. The Board of Directors recommends a vote FOR approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Board of Directors in making its recommendation, see "SPECIAL FACTORS--Determination of Fairness of the Merger by the Board of Directors."
It must be noted, however, that the sole members of the Board of Directors at the present time are the Principal Stockholders, who have formed Mergerco for the purpose of acquiring all of the equity interest in the Company, and who therefore have an economic interest in the consummation of the Merger. See "SPECIAL FACTORS--Conflict of Interests of Principal Stockholders in the Merger."

          Opinion of Financial Advisor. On March 18, 1996, TM Capital Corp. ("TM Capital") delivered its oral opinion to the Board of Directors, which was confirmed in writing on March 19, 1996, that, as of such date, the $.10 per Public Share to be received by the Public Stockholders in the Merger is fair, from a financial point of view, to the Public Stockholders. The full text of the written opinion of TM Capital, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Exhibit H and is incorporated herein by reference. Holders of Public Shares are urged to, and should, read such opinion in its entirety. See "SPECIAL FACTORS--Opinion of TM Capital; Summary of Financial Analyses."

          Conflict of Interests of Principal Stockholders in the Merger. In considering the recommendation of the Board of Directors with respect to the Merger, the Public Stockholders should be aware that the directors have certain interests summarized below that present actual economic conflicts of interest in connection with the Merger. For a more detailed discussion of such interests, see "SPECIAL FACTORS--Conflict of Interests of Principal Stockholders in the Merger." In making its determination with respect to the Merger Proposal in accordance with its fiduciary duties to the stockholders, the Board of Directors considered the actual conflicts of interest of its members, along with the other matters described under "SPECIAL FACTORS--Determination of Fairness of the Merger by the Board of Directors."

          The Principal Stockholders are the only persons who currently serve on the Company's Board of Directors. As the sole stockholders of Mergerco, they have a direct economic interest in the Merger which creates a conflict of interest with their roles as Board members in making the determination whether the Merger is in the best interests of the Company and the Public Stockholders so as to recommend its approval and adoption by the Public Stockholders. The Principal Stockholders are also currently the Company's largest stockholders.
As of the date of this Proxy Statement, Mr. Cooper has beneficial ownership, including voting control of the Cooper Affiliate Shares, of approximately 27.6% of the outstanding Common Shares, and Mr. Colket has beneficial ownership of approximately 11.8% of the outstanding Common Shares. On a fully-diluted basis, assuming the exercise of warrants that have been issued to each of the Principal Stockholders in connection with debt financings provided to the Company by the Principal Stockholders (the exercise prices of which are greater than the current trading price ($.04 on May 10, 1996) or the Merger Consideration of $.10 per Public Share), those percentages of beneficial ownership would have been approximately 30.4% and 17.3%, respectively. In addition, the Company is indebted to each of Messrs. Cooper and Colket for loans aggregating $1,017,167.92 and $1,874,085.18, respectively, including accrued interest through May 8, 1996.

          If the Merger is consummated, the Principal Stockholders will own the entire outstanding equity interest of the Surviving Corporation. As a result of the anticipated contributions to Mergerco and to the Surviving Company by the Principal Stockholders, it is currently anticipated that the equity interest in the Surviving Corporation ultimately will be evenly divided between the Principal Stockholders. Additionally, the Principal Stockholders, together with Mr. Lawson, will constitute the initial members of the Board of Directors of the Surviving Corporation.

          Future Plans for the Company. The Principal Stockholders have agreed with each other to provide approximately $2,500,000 in funds to the Surviving Corporation (not including payment of the Merger Consideration and expenses related to the transaction) during the period from the Effective Time through July 1, 1997 in order to pay certain trade debt of the Company and provide initial capital. The Surviving Corporation's balance sheet will therefore be improved from that of the Company's balance sheet immediately prior to the Merger, although the Surviving Corporation will remain indebted to the Bank in the aggregate amount of $1,700,000 and to the Principal Stockholders in the aggregate amount of $2,891,253.10, including accrued interest through May 8, 1995. Moreover, such improvement in the Surviving Corporation's balance sheet will occur only as a direct result of the going private transaction, in the absence of which the Principal Stockholders do not currently intend, and are under no obligation, to invest the additional capital.

          Except as indicated in this Proxy Statement, the Principal Stockholders do not have any present plans or proposals subsequent to the Merger which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company or any material change in the Company's corporate structure. The Principal Stockholders do presently contemplate that, if the Merger is consummated, the Surviving Corporation will be converted from a "C" corporation to a corporation taxed under Subchapter "S" of the Internal Revenue Code of 1986, as amended, for the tax year beginning July 1, 1996 and consider the election of a Subchapter "S" corporate status to be one of the significant benefits to them engaging in the contemplated transactions because such election permits any losses or income that may be incurred by the Surviving Corporation to be passed through to its stockholders to be reported on such stockholders' personal income tax returns and to eliminate a corporate level federal income tax to the extent of future profits, if any. The election of Subchapter "S" corporation status is not practical prior to the Merger because it is unavailable to the Company in its current ownership structure as a result of, among other reasons, having more than 35 stockholders. The Principal Stockholders also expect that the Company will need to undergo a significant financial, operational and managerial restructuring subsequent to the Merger for it to have any possibility of attaining financial stability and economic viability as a going concern, with realistic prospects for long-term profitability and growth. See "SPECIAL FACTORS--Future Plans for the Company."

          Dissenters' Rights of Appraisal. Under Section 2.2 of the Merger Agreement, by following the procedures prescribed by the DGCL, Public Stockholders have the right to dissent from the Merger and to receive cash equal to the fair value of their Public Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined pursuant to appraisal proceedings in the Delaware courts. A WRITTEN DEMAND FOR APPRAISAL OF PUBLIC SHARES MUST BE DELIVERED TO THE PRESIDENT OF THE COMPANY WITHIN 20 DAYS AFTER THE DATE OF THE MAILING OF THIS PROXY STATEMENT. The Delaware courts appraise dissenting shares by considering, among other things, proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court taking into consideration market value, asset value, dividends, earnings prospects, the nature of the enterprise and all other relevant factors involving the value of a company. Because of the complexity of the procedures for exercising the right to dissent, the Company believes that Public Stockholders who consider exercising such right should seek the advice of counsel. Failure to take any step in connection with the exercise of dissenters' right of appraisal may result in the termination or waiver of such rights. See "SPECIAL FACTORS--Dissenters' Rights of Appraisal" and
Exhibit I.

          Certain U.S. Federal Income Tax Consequences. The Company has received an opinion of Pepper, Hamilton & Scheetz, which serves as counsel to the Principal Stockholders, indicating its concurrence with the discussion set forth below as to certain federal income tax consequences of the Merger to the Public Stockholders. Specifically, the receipt of cash for Public Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may be a taxable transaction for foreign, state and local income tax purposes as well. Public Stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger, as well as any tax consequences under the laws of any state or other jurisdiction. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences of the Merger."

          Sources and Amounts of Funds. It is currently expected that approximately $920,000 will be required to pay the Merger Consideration to the Public Stockholders (assuming no such holder exercises dissenters' rights), approximately $520,000 will be required to pay the expenses of the Company, Mergerco and the Principal Stockholders in connection with the Merger Agreement and the transactions contemplated thereby, approximately $600,000 will be required to repay certain trade debt of the Company and approximately $1,960,000 will be required to provide initial capital for the Surviving Corporation's operations subsequent to the Merger. Such funds will be furnished from available personal funds of the Principal Stockholders. It is currently anticipated that the Company's existing bank debt and debt outstanding to the Principal Stockholders will remain in place immediately after the Effective Time. See "SPECIAL FACTORS--Fees and Expenses; Sources of Funds."

          Accounting Treatment. The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles for accounting and financial reporting purposes. See "SPECIAL FACTORS-- Accounting Treatment."

          Regulatory Approvals. No federal or state regulatory approvals are required to be obtained, nor are any regulatory requirements required to be complied with, in connection with the Merger by any party to the Merger Agreement, except for the requirements of the DGCL in connection with stockholder approvals and consummation of the Merger and the SEC with respect to the filing and dissemination of Proxy materials, including this Proxy Statement. See "SPECIAL FACTORS--Regulatory Approvals."

                                SPECIAL FACTORS

Background of the Merger

          Overview and Current Condition of Company. The Company was organized in 1985 and in 1989 consummated an initial public offering ("IPO") of Units at a price of $5.00 per Unit. Each Unit consisted of five Common Shares and four redeemable warrants to purchase Common Shares.

          Throughout its history, the Company has experienced significant net losses and corresponding negative cash flows from operations, which currently continue. As of March 31, 1995, the Company had an accumulated deficit of $9,525,949, the Company's current liabilities exceeded its current assets by $4,228,683 and its total liabilities exceeded its total assets by $3,625,618, as compared to $6,257,000, $743,000 and $356,000 for each such calculation, respectively, as of December 31, 1994.

          The Company continues to experience negative cash flows and a critical shortage of working capital at the present time. In addition, the Company is in default under certain of the terms of its bank line of credit, which is fully extended at its current maximum borrowing availability of $1,700,000 and is guaranteed by the Principal Stockholders, and the term loans owing to the Principal Stockholders in the aggregate amount of $2,891,253.10, including accrued interest thereon through May 8, 1996. The Bank and the Principal Stockholders have agreed to extend the due dates on the Company's loans until June 30, 1996, although such due dates remain subject to acceleration on demand by the lenders at their sole discretion. Additionally, the extension of the bank line of credit is also subject to the requirement of the extension of the guarantees of the Principal Stockholders. In the absence of continued forbearance by the Bank and Principal Stockholders, the Company would likely be subject to bankruptcy proceedings.

          The annual interest rate on both term loans is the prime rate plus 4% with a maximum annual rate of 12%, payable quarterly in arrears. Substantially all of the assets of the Company are pledged as collateral for the Company's obligations under the term loans, however the terms loans have been subordinated to the credit line (described below). The Principal Stockholder may terminate the term loans and declare the entire outstanding amount due and payable, together with accrued interest, and exercise such rights as are available under a security agreement with respect to the collateral. Events of default include, among other things, any breach of a representation or warranty in the term loan agreements, default in the payment of principal or interest of the term loans, insolvency or bankruptcy, failure to perform certain covenants under agreements with the Principal Stockholders and failure to complete the development of the Mega 2 project by January 31, 1994. The term loans impose various covenants on the Company including the maintenance of its corporate existence, the maintenance of insurance, the payment of taxes, a prohibition against the incurrence of additional indebtedness (except the bank line of credit) or the creation of any liens against Company assets and certain asset dispositions. Provisions of the term loans also prohibit the Company from paying cash dividends until these obligations are repaid.

          The line of credit with the Bank provides for maximum borrowings of $1,700,000 bearing an interest rate at the prime rate. The line is secured by trade receivables and monies of the Company held in the Bank and is also guaranteed by the Principal Stockholders. In the event of a default, the Bank may declare the loans immediately due and payable, together with accrued interest, exercise the right of set off including the right to take immediate possession of or sell the collateral. Events of default under the bank line of credit include nonpayment of principal or interest, failure to perform any agreements or covenants the Company has with the Bank, insolvency or dissolution, attachment, the occurrence of any materially adverse effects on the Company, any disclaimer by the guarantors of liability or any defaults on other debt of the Company. Additionally, the guarantee agreement with the Principal Stockholders imposes borrowing formula limitations of the sum of 85% of trade receivables and 40% of the qualifying open order backlog. The Principal Stockholders each are entitled to receive from the Company quarterly fees calculated at 1.5% annual rate on the average outstanding balance of the line to which the Principal Stockholders are the guarantors.

          The Company's independent auditors have rendered qualified reports every year since before its IPO in 1989 on the Company's audited financial statements to the effect that, based on the above or similar factors, there is substantial doubt about the Company's ability to continue as a going concern.

          At least in part as a result of the Company's poor historical financial and operational performance and condition, the Common Shares currently are thinly traded over-the-counter and do not represent a liquid investment. Moreover, they may not be pledged or hypothecated with respect to certain credit arrangements because they do not constitute "margin securities" under the rules of the Board of Governors of the Federal Reserve System, and are considered "penny stock" with a value of less than $5 per share.

          In December 1994 and January 1995, the Company's recently hired Chief Executive Officer and Chief Operating Officer presented assessments to the Board of Directors as to their view that the Company was in severe financial distress, continued to face significant cash flow constraints and was in arrears on its fiscal year 1994 financial statements and SEC filings and recommended that the Company pursue a private placement financing with a strategic investor during 1995.

          During 1995, the Company experienced delays in implementing its automated system for its largest customer of 1995, SmithKline Beecham, a major healthcare supplier, which resulted in delays in the receipt of revenues from that installation. In addition, additional orders the Company had anticipated from such customer have not materialized because the installation program for such customer's remaining sites has been deferred and currently remains on hold. There can be no assurance that all or any of the additional deliveries that the Company had anticipated will ever be realized. Moreover, the Company experienced delays in 1995 with respect to implementation of another significant project for a different customer.

          Also during calendar 1995, the Company, through its prior management, implemented a strategy which focused primarily on building specialized automation workstations for the healthcare industry and, specifically, the completion of installations at one significant customer, a major health care supplier. In February 1996, current management of the Company subsequently determined to reverse this strategy because sales in the healthcare industry did not materialize as expected and now is attempting to focus again on serving a larger number of customers operating in multiple industries. The Company's largest customers, accounting for 10% or more of the Company's gross revenues for the period January 1, 1996 to May 5, 1996 were SmithKline Beecham at 22%, Ford Motor Company at 13% and Progressive Tool & Industry at 10%. For fiscal 1995, customers which accounted for 10% or more of the Company's revenues were SmithKline Beecham at 31% and Northern Telecom at 15%. For fiscal 1994, customers which accounted for 10% or more of the Company's revenues were Micron at 15%, TK Electronics at 15%, Northern Telecom at 12%, Alcoa at 11% and Hewlett Packard at 11%. For further discussion of the Company's business and strategy, see "CERTAIN INFORMATION REGARDING THE BUSINESS OF THE COMPANY; RECENT DEVELOPMENTS."

          The Principal Stockholders have, from time to time, considered the possibility of committing sufficient capital in the Company to sustain its operations for an indefinite period (beyond the scope of the frequent cash advances that they have historically provided as needed to continue operations on an interim basis). They have contemplated such substantial investment by themselves or with possible partners, among other reasons, to prevent a bankruptcy of the Company which could result in a discontinuation of operations and/or the loss of their existing investment. Between January and October of 1995, the Company's then Chief Executive Officer contacted a few potential investors that were considered to be promising, including a venture capital firm and a large industrial company, to inquire as to their possible interest in investing in the Company, none of which proved to be interested in making an investment.

          Between March and September of 1995, the Company considered instituting, and began preparation of documentation for, a rights offering to all existing stockholders to raise additional capital. However, as the Company's financial condition and backlog continued to deteriorate during the second half of calendar 1995, the Company recognized by November of 1995 that such a public financing was not prudent at that time, given the Company's financial condition and the fact that two significant projects, including the one for its major health care customer, were substantially delayed, thereby impacting the Company's results of operations. Moreover, the Company and the Principal Stockholders determined that the amount of capital that could be raised in this fashion would not adequately address the Company's operating and financial difficulties. Instead, the Principal Stockholders began at this time to focus their attention on other possible alternatives for the Company, including bankruptcy protection or a going private transaction in which they would acquire all of the Common Shares.

          To assist in this evaluation, pursuant to an engagement letter (the "HL Engagement Letter"), the Principal Stockholders retained Howard, Lawson to advise them in analyzing the Company's financial and operational condition and business prospects for the purpose of determining the feasibility of effecting a turn-around of the Company. Howard, Lawson was also engaged to evaluate the options available for financing the Company, including a possible acquisition of the Public Shares by means of a tender offer financed by the Principal Stockholders, and to render financial advisory services to the Principal Stockholders in the event that the Principal Stockholders determined to seek to acquire the Public Shares. Between November of 1995 and January of 1996, Howard, Lawson reviewed certain public and non-public information with respect to the Company, discussed with certain members of the Company's management, technical employees and customers the business and financial condition and prospects of the Company, analyzed the Company's ability to obtain financing and contacted the most likely independent financing source, in their professional judgment, due to such source's previous knowledge of the Company, and generally conducted a financial analysis of the Company.

          With respect to the non-public information regarding the Company, Howard, Lawson received certain confidential information from the Company, including certain intermittent summaries prepared by prior management setting forth five year forecasts regarding operating results of the Company and internally generated projected cash flow forecasts. The forecasts provided for Total Revenues of $7,312,500, $15,371,875, $20,690,000, $36,693,750 and
$58,887,500 for the fiscal years ending June 30, 1996, 1997, 1998, 1999 and
2000, respectively. Gross Profit was projected to be $2,925,000, $6,609,906, $9,310,500, $16,512,188 and $26,263,825 for the same periods, respectively.
Income from Operations was forecasted to be $825,000, $2,709,906, $4,810,500, $8,012,188 and $14,763,825 for the same periods, respectively. Net Income was projected to be $825,000, $2,709,906, $3,607,875, $4,807,313 and $8,858,295 for
the same periods, respectively. The Board, current management of the Company and Howard, Lawson believe that certain assumptions used to prepare these forecasts were highly optimistic and unattainable, and such assumptions are substantially different from those used by current management in the forecasts delivered to TM Capital.

          On December 8, 1995, a meeting of the Board of Directors was held in which the future viability of the Company was discussed in light of the Company's inability to generate sufficient working capital from operations. The Principal Stockholders informed the other two Board members that they had retained Howard, Lawson to consider financing alternatives for the Company.

          On February 1, 1996, due to differences in the direction and implementation of the Company's strategies, the Company's Chief Executive Officer and Chief Operating Officer resigned from their positions as executive officers and members of the Board of Directors. As a result of such resignations, the Principal Stockholders became the sole members of the Board of Directors. Mr. Edward F. Borkowski was hired effective

February 12, 1996 to lead a transition team and assume the responsibilities of President on an interim basis, becoming the Company's third chief executive officer in 14 months.

          During February and the first half of March 1996, various combinations of the Principal Stockholders, their respective counsel, management of the Company, Company counsel, Howard, Lawson and, after their engagement by the Board of Directors on February 21, 1996, TM Capital, held several meetings and telephonic conferences to discuss and negotiate the terms of a going private transaction, and to prepare the documentation in connection therewith, including this Proxy Statement and the Merger Agreement. In addition, the Company consulted with its auditors on certain tax and accounting issues related to the transaction during this period.

          On March 15, 1996, Howard, Lawson presented its findings to the Principal Stockholders with respect to the current status of the Company's customer and employee relationships, financial condition and results of operations and stock price activity and ownership. Howard, Lawson concluded that the Company was in severe financial distress and would not be viable without continued infusions of capital for a period of time that was estimated to be at least 18 months. In addition, Howard, Lawson concluded that given the historical performance of the Company, the delays with the two major customer projects, and the current stock price and "pink sheet" status of the Common Shares, other third party financing sources were not likely to be interested in investing in the Company in time to meet the Company's immediate or long-term capital needs.

          Throughout this period, the Principal Stockholders, in conjunction with Howard, Lawson, developed a set of implementation items which represent the steps believed to be necessary, in addition to and assuming the infusion of substantial capital, in order to effect a turnaround in the Company's business within the 18-month time frame. These steps included the following: support the Company's current customers; complete current projects in a manner so as to promote customer satisfaction; contact certain past customers of the Company with respect to whom recent contact had been limited; increase technical staff to continue product enhancements and sales staff to address new potential markets; recruit a permanent chief executive officer, possibly one with industry specific experience; complete a cost engineering analysis of the Company's products with the goal of significantly reducing the Company's costs in an effort to increase gross margins; and develop an upgrade package to its existing products for long-standing customers.

          The Principal Stockholders believe that, if they invest an additional $2,500,000 in capital and all of the above steps are effectively implemented, and absent further material adverse changes to the Company's business, financial condition and prospects, the Company could reach a breakeven cash flow position in approximately 18 months. However, the Principal Stockholders recognize that there is no assurance, even if all of the above steps are implemented, that the Company will ever be profitable or that they will realize a return on or of their investment (including the additional capital to be contributed).

          The Principal Stockholders have determined that the strategy described above requires them to continue to fund the Company and to infuse additional capital into the Company and, as prudent businessmen, have concluded that they are unwilling to pursue this strategy without the opportunity to obtain all of the potential benefit, if any, of the equity in the Company.

          On March 18, 1996, the Board of Directors met to consider the approval of the Merger Agreement. At such meeting, TM Capital rendered its oral opinion to the Board, which was confirmed with a written opinion dated March 19, 1996, that the Merger Consideration was fair, from a financial point of view, to the Public Stockholders. Following discussion, the Board of Directors unanimously approved the Merger Agreement and determined to recommend adoption and approval of the Merger Agreement by the stockholders of the Company. The Merger Agreement was executed on March 19, 1996, and a press release announcing the transaction and the preliminary filing of this Proxy Statement was issued after the close of the stock markets on such date.

          Potential Business Prospects. For all of the above reasons, management of the Company and the Principal Stockholders presently do not believe that the Company will be able to continue to operate as a viable economic entity, absent substantial additional financing and a fundamental operational and management restructuring. The Company will need to hire additional management and technical personnel, recruit a permanent Chief Executive Officer, improve relations with its current major customers and vendors, reinitiate relationships with its other historical customers, restructure its financial condition and obtain sufficient working capital in order to execute its business plans and position itself to achieve financial and operational stability. It should be noted, however, that recently the Company has made certain operational changes in its business (new interim management was hired on February 1, 1996 and the Company refocused its strategy by targeting a larger spectrum of potential clients), although the Company continues to suffer from the above-described working capital shortages and negative cash flows and is unable to sustain its operations without continued capital infusions from the Principal Stockholders or other sources. The Company is unaware of the existence or availability of any other sources of capital.

          Management of the Company does believe that, in the event the Company is able to obtain sufficient working capital and financial resources, it has several prospects which currently exist or could be developed and which may potentially result in various business opportunities for the Company that could counter its current negative cash flows. Among such potential opportunities, during fiscal 1995, the Company negotiated a letter of intent with SmithKline Beecham described above to supply, for approximately $4.5 million, 100 MEGA 2 single tool systems for automating operations in five regional clinical laboratories. The letter of intent contemplated delivery and installation of the 100 MEGA 2 systems over a 22 month period commencing in February, 1995. During fiscal 1995 the potential value of this order increased to approximately $9.5 million upon the customer's request that the Company provide engineering services and specialized versions for the original 100 MEGA 2 systems. The Company received a firm order late in the first quarter of fiscal 1995 for delivery of 16 units for the first laboratory and subsequently sold the 16 systems and provided related engineering services to the customer which generated revenues of approximately $1.25 million in fiscal 1995 and $244,000 to date in fiscal 1996. In the event that the customer is satisfied with the deliverables for the first laboratory, the customer could release an additional order for its second laboratory by the first quarter of fiscal 1997. Although no assurance can be given, additional orders may follow. Due to uncertainty related principally to its cost structure, the Company is not able to predict reliably at this time the effect such additional orders would have on the Company's cash flows, gross profit and net income. Moreover, management cautions that the customer is not obligated to make additional requests and that the Company is only one of several vendors which is contributing to the project and further orders are subject to the customer's satisfaction with the entire project. In the event that the customer does not purchase the balance of the 84 units, the Company expects to receive an additional approximately $428,000, which represents the recapture of revenue due to the loss of volume discounts originally offered to such customer based upon the entire order of 100 units.

          The Company has also been developing a product with Ford Motor Company that supplies visual inspection systems for the automotive industry to customize and integrate its workstations into a visual inspection product. In the event that the Company is successful in engineering the product and if this customer is satisfied with the product, it could request additional workstations to integrate with its own product to sell to automotive plants. Such customer has indicated that it may decide to resell this product to others in the automotive industry. The Company is currently engineering the specifications of the product.

          In addition, the Company has developed a relationship with a potential customer in the automobile industry which integrates layout and assembly of various third-party provided conveyors and parts-feeders. The Company has developed a high precision mechanical assembly product used in automotive transmission assembly. A beta automation line has been developed which integrates the Company's equipment with the equipment of other vendors.
However, other vendors participating in the project have not completed their products to be integrated on the line. Consequently, no test of the entire line has been performed.

Purpose of and Reasons for the Merger

          The Principal Stockholders' purpose for the Merger is to acquire all of the equity interest in the Company represented by the Public Shares and to protect their existing investment in the Company for the reasons described below. As a result of the Company's deteriorating financial and operational condition and prospects, the Principal Stockholders are no longer willing to continue to risk their personal capital and fund the Company to sustain its operations if they cannot own all of its outstanding shares. The Principal Stockholders have indicated that, absent any further material adverse change in the Company's business, financial condition and prospects, they will finance the Company's current cash needs through June 30, 1996. Subsequent to that time, the Principal Stockholders will be willing to risk making available to the Company the substantial additional capital that will be necessary to implement effectively its business plans, which may make it possible for the Company to achieve economic viability over time, only if the Company is privately owned substantially by them. Therefore, the purpose of the Merger transaction is to take the Company private while providing a fair price per Common Share to all stockholders, other than the Principal Stockholders, for their Common Shares in the Company.

          The Principal Stockholders have advised the Company that, in connection with the Merger Proposal, they did not consider any alternative that would have allowed the Public Stockholders to maintain an equity interest in the Company. As previously discussed, the possibility of a rights offering to existing stockholders and potential investments by several third parties were discussed at various times between the spring and fall of 1995, but none of these alternatives materialized or proved feasible. An alternative structure for the going private transaction of a cash tender offer for all of the Public Shares was considered but ultimately rejected due to the possibility that such tender offer would likely need to be followed by a long-form merger which would require the preparation, filing with and clearance by the SEC and mailing to all stockholders of an information statement similar to this Proxy Statement. This two-step transaction would take significantly longer and would likely result in greater expense than the proposed one-step structure and, accordingly, would further expose the Principal Stockholders' investment in the Company to unwarranted risks without providing any commensurate financial benefit to the Public Stockholders.

          The Board of Directors believes that there is little or no continued benefit either to the Company, or to the Public Stockholders, in the Company's continuing to be a public company for the following reasons:

          . If the Merger Proposal is not adopted, in all likelihood the Company will be unable to continue business operations without substantial capital infusions, either from the Principal Stockholders, who presently do not intend to make such contributions under such circumstances, or another source that has not been located to date. In the absence of such substantial financings, the Company would be forced into bankruptcy liquidation. In such a case, there is no possibility of any return for any of the stockholders of the Company. There is not currently any alternative transaction to the Merger Proposal available that the Board of Directors is aware of to solve the Company's current financial and operational crises and prevent a bankruptcy. The Principal Stockholders are only willing to fund the Company's operations as a public company through June 30, 1996, absent further material adverse changes to the Company.

          . The spread between the price offered and the price asked for Common Shares is disproportionate to the spread on shares with greater trading volume and higher sales prices. Additionally, because the trading volume is thin and stock trades are so infrequent, "market makers" demand commissions that are disproportionately large in comparison to their investment or the net sale proceeds. Because the per share equity of the Common Shares as of December 31, 1995 was a negative $.21, the proposed Merger would result in holders of Public Shares receiving a price per share which is $.31 in excess of such amount. In addition, as is detailed hereafter, the Merger Consideration represents a 186% premium over the closing sale price on March 18, 1996, the last date in which the Common Shares traded prior to the public announcement of the Merger.
               See "Market Price and Shareholder Information."

          . In the Company's current financial condition, absent the personal guarantee of the Principal Stockholders, the Company is unable to obtain additional debt financing from third party lenders on any terms. The Company is in critical need of both substantial operating capital and the establishment of new or additional banking relationships which would allow it to refinance its existing debt and to expand its credit limits. The Company is unable to establish these banking relationships predicated on its own credit worthiness. The Principal Stockholders believe that if the Company is privately held, has an improved balance sheet due to interim debt and capital infusions from the Principal Stockholders and continued subordination of the Company's loan made by them, it will be more likely in the future to be able to obtain debt financing from third party sources on more commercially reasonable terms. Thus far, the Principal Stockholders have agreed to provide personal funds as working capital without the Public Stockholders doing the same, and have provided the Company's lender with such personal guarantees. Presently, without such guarantees the Company would be unable to borrow and, thus, could not conduct its financial affairs. In a private company, financing arrangements can be structured where all stockholders allocate amongst themselves the risk of loans and guarantees in a more equitable manner. Such mutual stockholder arrangements are unavailable to a public company such as the Company.

          . Under the market conditions which presently prevail for the Common Shares, it is unlikely that the Company could take advantage of the capital markets to secure funds through another public offering of equity securities. Thus, one of the primary benefits of being a public company, access to the equity capital markets, does not exist for the Company. On the other hand, the Company pays the cost of being a public company. Annually, the Company pays auditors, SEC counsel, printers, brokerage companies, its transfer agent and the postage in connection with the costs of preparing and filing reports and proxy statements with the SEC, producing, printing and delivering an annual report and proxy statement to the stockholders and effecting transfers of stock. The proposed Merger would eliminate the costs (including the valuable time of certain employees of the Company) which are exclusively related to being a public company and are disproportionately large for a company with revenues the size of the Company's.

          . Similarly, the Company believes that, given its current total market capitalization, the amount of funds that the Company may be able to raise through a private placement would substantially, if not completely, dilute the equity ownership of the existing stockholders.

          The effect of the transaction, if approved by the Public Stockholders, will be that all Public Stockholders will be entitled to receive $.10 per share, in cash, subject to applicable back-up withholding taxes, for each share of Common Stock of the Company. The Principal Stockholders would then own 100% of the outstanding shares of common stock of the Surviving Corporation. The possible detriment to the Company, the Public Stockholders and the Principal Stockholders if the proposed transaction is not consummated is a liquidation in bankruptcy, in which the equity interests in the Company are extinguished without any payment. The possible detriment to the Company if the transaction is consummated is a lack of access to the public capital markets, which could be a benefit to the Company in the future if it were to become financially and operationally viable. The possible detriment to the Principal Stockholders if the transaction is consummated is that there can be no assurance that the Company will ever earn a profit, such that the Principal Stockholders would risk the complete loss of their investment, including the additional $4,000,000 they have agreed to fund for the transaction and the Surviving Corporation.

Determination of Fairness of the Merger by the Board of Directors

          For the reasons discussed above, the Board of Directors believes that the Merger, including the Merger Consideration, is fair to the Public Stockholders of the Company. The Board of Directors considered the following in making its determination with respect to the fairness of the Merger and the Merger Consideration:

          . The opinion of TM Capital, as financial advisor to the Board of Directors, that the Merger Consideration is fair, from a financial point of view, to the Public Stockholders, and the analyses underlying such opinion.

          . The fact that the Merger Consideration represents a 186% premium over the last sales price on March 18, 1996, the last date prior to the public announcement of the Merger Agreement in which the Common Shares traded, and a 186% premium over the average of the closing prices during the 120 days prior to such date.

          . The fact that the Common Shares are not traded on a national exchange or the Nasdaq Stock Market and, partially as a result, the trading volume for Common Shares is thin, and trading is extremely sporadic, in the over-the-counter market referred to as the "pink sheets." Bid and ask spreads and commissions on sales typically constitute a disproportionate portion of the net proceeds of such sales and often no sales take place for a period of several days. During the period between February 12, 1996 and March 18, 1996, trading took place on 7 of 25 possible trading days with total reported trading volume of 118,000 Common Shares (or an average of 4,720 Common Shares per trading day) with high and low sales prices for the period of $.05 and $.02, respectively. During the six month period between September 18, 1995 and March 18, 1996, trading took place on 59 of 122 possible trading days with total reported trading volume of 1,697,315 Common Shares (or an average of 13,912 Common Shares per trading day). Moreover, the Common Shares may not be pledged or hypothecated in certain credit arrangements because they may not serve as "margin securities" under the rules of the Board of Governors of the Federal Reserve System.

          . The fact that the Company's financial condition, results of operations and business prospects have deteriorated to such an extent that management of the Company does not believe the Company will be able to continue to operate without a substantial infusion of working capital, which the Principal Stockholders are willing to provide only if the Company is a private company. The report of each of the Company's current and former auditors on the Company's annual audited financial statements for every year since before the IPO in 1989 has contained a going concern qualification, which has affected the Company's ability to secure additional debt financing for its operations at any cost (absent the personal guarantees of the Principal Stockholders). The Company is currently in default on its bank line of credit and term loans to the Principal Stockholders.

          .    The availability of dissenters' rights under the DGCL.

          . Even if the Company were to survive its present critical working capital shortage, as previously detailed it currently is continuing to suffer from negative cash flows from operations and experiencing serious operational, customer and vendor relations, management and employee morale problems which will take substantial time and effort to correct, if they can be corrected at all, and there can be no assurance that the Company will ever become profitable.

          . If the Company were to receive the working capital it requires and improve upon its current operational, customer and vendor relations, management and employee situations, substantial risks to its business and future prospects will still remain. These risks include intense competition with a number of established companies with greater financial and other resources than the Company, substantial reliance on a small concentration of customers, rapid rates of technological change in the industry, uncertainty of further market acceptance for the Company's existing products and future system upgrades, and reliance on outside sources for critical manufacturing components.

          . The risks that the Company and its stockholders would not be able to realize potentially greater values from any other alternative transaction or restructuring.

          . The fact that, as a result of the Merger, the Public Stockholders will cease to have any ownership interest in the Company or right as stockholders, and will not have the opportunity to benefit from any increases in the value of the Company or the payment of dividends, if the Company's financial condition, results of operations and business prospects should improve, although the Company has not paid any dividends since it was formed in 1985 and such stockholders will no longer bear the risk of any further decreases in value of the Company, including a potential loss of their entire investment.

          The Board of Directors relied upon certain of TM Capital's analyses, including the discounted cash flow analysis related to a range of values for the Company as a going concern, to determine whether the Merger Consideration offered to the Public Shareholders constitutes fair value. However, the Board did not specifically conduct a liquidation value appraisal of the Company. It was aware, however, of the advice of Howard, Lawson to the Principal Stockholders that absent an additional capital infusion, the Company would be forced into a liquidation in bankruptcy and that given the value of the Company's liabilities compared to its assets, such an event would likely result in the stockholders receiving no return of their invested capital.

          In addition to the above factors, the Board believes that prior to the execution of the Merger Agreement there has been, and during the substantial period of time that will elapse between the announcement of the execution of the Merger Agreement and the consummation of the Merger following the Meeting to be held to vote upon the Merger there will be, sufficient time and opportunity for other persons to propose alternative transactions to the Merger. For that reason, the terms of the Merger Agreement authorize the Company to furnish information to and negotiate with third parties in response to unsolicited requests by such parties concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company if the Board deems such action is appropriate in light of its fiduciary obligations to the Company's stockholders after consultation with legal counsel. Because the Board has a conflict of interest in reviewing competing offers, it may conclude in the exercise of its fiduciary obligations to retain independent advisors to review and advise on such offers.

          In view of the wide variety of these factors considered by the Board of Directors in connection with its evaluation of the Merger and the Merger Consideration, the Board of Directors did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal weight. However, based upon these factors, the evaluation of all the relevant information provided to them by the Company's financial advisors and taking into account the existing trading ranges for the Company's stock, the Board determined that the Merger Consideration was fair from a financial point of view to the Public Stockholders.

          Since the resignation of the two management directors of the Company effective February 1, 1996 to pursue other interests, both remaining members of the Board of Directors, as Principal Stockholders, are "interested" directors under Section 144 of the DGCL with respect to the Merger Proposal. See "--Conflict of Interests of Principal Stockholders in the Merger." The Board of Directors has the authority under the Company's Bylaws to appoint additional members of the Board in order to fill vacancies. However, the current members of the Board have determined not to do so since any new members will be, by definition, unfamiliar with the Company's business and history during the past several years and, thereby, will be disadvantaged in evaluating a transaction of such fundamental nature under the financial and time pressures presently experienced by the Company. It would take a certain period for any independent director named to fill a vacancy to learn enough of the Company's situation to be comfortable making determinations that fundamentally affect its future, and the Company presently does not have the financial capacity to survive for such time.

          In addition, given the Company's current financial condition, it would be difficult if not impossible to locate qualified persons to fill such vacancies without the offer of significant financial remuneration, which would result in significant costs to the Company that are inordinate in comparison to the perceived benefits of an independent Board member under the present circumstances. The current members of the Board serve in those roles without any compensation as such.

          For these reasons, the Board made the determination that it would be unable to fill the present vacancy with an independent member in the time-frame necessary or at a cost which made fiscal sense for the Company at this time. The members of the Board acknowledge and understand the actual conflict that exists between them and the Company as a result of the interested transaction. However, they believe that they are able to fulfill their fiduciary duties to the Public Stockholders and bifurcate their separate roles as Principal Stockholders proposing the Merger and Board members evaluating it on behalf of the Company.

Opinion of TM Capital; Summary of Financial Analyses

          On March 18, 1996, TM Capital delivered its oral opinion, which was confirmed in writing on March 19, 1996, that the $0.10 per Public Share to be received by the Public Stockholders in the Merger is fair, from a financial point of view, to the Public Stockholders. TM Capital's opinion related only to the consideration to be paid by Mergerco in connection with the Merger and does not constitute a recommendation to any Public Stockholder of the Company as to how such Public Stockholder should vote at the Special Meeting of Stockholders. The full text of the written opinion of TM Capital, which sets forth the assumptions made, the matters considered and the limitations of the review undertaken in rendering such opinion, is attached hereto as Exhibit H and is incorporated herein by reference.

          As set forth in its opinion, TM Capital relied on the accuracy and completeness of publicly available information and such other information provided to it regarding the Company, including the views of management of the Company, and has not assumed any responsibility for the independent verification of such information. TM Capital further relied upon the assurance of management of the Company that they were unaware of any facts that would make such information incomplete or misleading. In arriving at its opinion, TM Capital did not perform nor obtain any independent evaluation or appraisal of the assets of the Company. TM Capital's opinion is necessarily based on the economic, market and other conditions existing on the date of the opinion.

          In rendering its opinion, TM Capital, among other things, (i) reviewed a draft of the Proxy Statement, (ii) reviewed publicly available information relating to the Company, including annual reports on Form 10-K for the five fiscal years ended June 30, 1995 and quarterly reports on Form 10-Q for the periods ended September 30, 1995 and December 31, 1995, (iii) discussed with senior management the Company's historical and current operations, financial condition and future prospects and reviewed certain internal financial information, business plans and forecasts prepared by management, (iv) visited the headquarters and manufacturing facilities of the Company, (v) reviewed the historical prices and trading volume of the Company's Common Stock, (vi) reviewed certain financial and market data for the Company and compared such information with similar information for certain publicly traded companies which TM Capital deemed comparable, (vii) reviewed the financial terms of certain mergers and acquisitions of businesses which TM Capital deemed comparable, and
(viii) performed such other analyses and investigations and considered such other factors as TM Capital deemed appropriate. Senior management indicated to TM Capital that, while the Company's technology was felt to be viable, the cash flow problems of the Company would cause the Company to fail if it were not recapitalized.

          In rendering its opinion and making its presentation to the Board of Directors, TM Capital discussed various financial analyses and certain other factors it deemed relevant in rendering its opinion. Certain valuation methodologies and certain other factors discussed and considered by the Board of Directors are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed and the assumptions made by TM Capital in reaching its opinion.

          TM Capital considered the financial and stock market performance of a group of selected publicly traded companies and certain recent transactions involving acquisitions of companies deemed reasonably comparable to the Company. The companies and transactions analyzed were deemed by TM Capital to be reasonably comparable in certain relevant respects to the Company for the purpose of this analysis. However, an analysis of these results is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the valuation of the companies to which they are being compared.

          Analysis of Selected Publicly Traded Comparable Companies. TM Capital compared selected historical operating financial data and financial ratios as well as stock market data for the Company with similar data for a group of selected publicly traded companies (the "Public Comparables"). The Public Comparables included: Aetrium Inc., Adept Technology Inc., Amistar Corporation, Brooks Automation Inc., Cognex Corporation, Perceptron, Inc., PPT Vision Inc., Quad Systems Corp., Robomatix Technologies and Robotic Vision Systems. TM Capital considered these companies to be reasonably similar to the Company because they compete in the same general industry. However, TM Capital noted that the Public Comparables possess a wide range of revenues, market values and profitability.

          For the Public Comparables, TM Capital calculated the multiples of market capitalization and debt-free market value for a variety of financial parameters including net sales, earnings before interest expense, taxes, depreciation and amortization ("EBITDA"), operating income, and net income for the latest twelve months ("LTM") and book value as of the end of the latest fiscal quarter. The analysis of Public Comparables (excluding certain companies where multiples were not considered meaningful because the denominator was negative or minimal or where information regarded that statistic was not available) yielded the following ranges of debt-free market value multiples of LTM net sales, EBITDA and operating income. With respect to debt-free market value multiples to net sales, the range was from 0.5x to 4.8x; the Merger (in all cases based upon consideration of $0.10 per Public Share) results in a multiple of 1.3x. With respect to debt-free market value multiples to EBITDA, the range was from 7.9x to 37.7x; the Merger results in multiples of EBITDA that are not meaningful because the Company's LTM EBITDA results were negative. With respect to debt-free market value multiples to operating income, the range was from 9.3x to 60.1x for LTM operating income; the Merger results in multiples of operating income that are not meaningful because the Company's LTM operating income was negative. The analysis of the Public Comparables also resulted in market capitalization multiples of 11.3x to 27.1x for current fiscal year forecast net income and 9.4x to 22.1x for next fiscal year forecast net income; the Merger results in multiples for current and next fiscal year forecast net income that are not meaningful due to the Company's forecast that net income will be negative for the 1996 and 1997 fiscal years. The analysis of this group of companies yielded a range of multiples for book value as of the latest fiscal quarter of 1.1x to 7.9x; the Merger results in a multiple that is not meaningful because the Company has negative equity. Many of the comparisons of the Company with the Public Comparables were not meaningful due to the poor performance of the Company; these results emphasized the distressed nature of the Company and assisted TM Capital, in conjunction with the various other analyses it performed, in supporting its ultimate conclusion.

          Analysis of Selected Acquisitions. TM Capital reviewed acquisition premiums paid in acquisitions of technology companies (the "Premium Analysis") since January 1, 1994. The Premium Analysis yielded a broad range of premiums, with overall median premiums of 36.0% and 45.6% relative to the target companies' stock prices one day and one month prior to announcement, respectively; the Merger results in premiums of 400% and 150% respectively. The multiples paid in an acquisition depend heavily upon the timing of the acquisition relative to a variety of criteria, including the trading conditions in the target's common stock and the overall market.

          Stock Trading History. TM Capital examined the historical price and trading volume of the Common Stock of the Company. TM Capital also compared the share price performance of the Company to an index of the Public Comparables and the S&P 500. Because of the illiquid nature of the Company's stock, this analysis was not materially meaningful.

          Discounted Cash Flow Analysis. TM Capital analyzed, through the use of a discounted cash flow analysis, the present value of the future unleveraged after-tax cash flow streams that the Company could produce over a five-year period ending June 30, 2000, if the Company were to perform in accordance with forecasts and other information provided by management. The forecasts supplied to TM Capital by interim management provided for Revenues of $2.8 million, $4.2 million, $6.0 million, $7.5 million and $11.0 million for the fiscal years ending June 30, 1996, 1997, 1998, 1999 and 2000, respectively. Gross Profit was projected to be ($0.3) million, $0.8 million, $1.8 million, $3.0 million and $5.0 million for the same periods, respectively. EBITDA was forecasted to be ($1.7) million, ($0.7) million, ($0.3) million, $0.3 million and $1.5 million for the same periods, respectively. Operating Income was projected to be ($1.8) million, ($0.9) million, ($0.5) million, $0.1 million and $1.2 million for the same periods, respectively. Net Income was projected to be ($2.1) million, ($1.6) million, ($1.3) million, ($0.8) million and $0.3 million for the same periods, respectively. After-tax cash flow was calculated by taking projected operating income, adding depreciation, amortization and other non-cash items, and then subtracting income taxes, increases in working capital and capital expenditures. TM Capital estimated the terminal value for the Company at the end of the five-year period by applying a range of multiples to the terminal-year EBITDA. In performing this analysis, TM Capital utilized discount rates ranging from 30% to 40% and EBITDA multiples ranging from 10x to 14x, which resulted in common equity values for the Company ranging from negative $2.1 million to $0.8 million; the Merger results in a common equity value of $1.4 million. The discount rates used by TM Capital in this analysis were derived from TM Capital's experience and knowledge of the returns expected in the market for a high-risk investment such as this. The range of EBITDA multiples used in this analysis was derived from the Public Comparables analysis, in which the median EBITDA multiple was 14.6x. Due to the poor performance of the Company in comparison with the Public Comparables, TM Capital used a range below the median multiple.

          In reaching its conclusion, TM Capital broadly considered all of the above discussed analyses and did not assign specific weights to any analysis.
TM Capital did not consider any single analysis as a threshold measurement for rendering its opinion. Ranges of fairness within each analysis and with respect to the consideration to be paid in the Merger were not established. In addition, TM Capital considered other factors, as discussed above, including historical market and trading volume of the Company Common Stock, past and current business prospects and projections prepared by management. Based on the foregoing, TM Capital concluded that the consideration to be paid by Mergerco in the proposed Merger was within the fair values indicated by the above analyses considered in the aggregate.

          The analysis conducted by TM Capital in arriving at its opinion included numerous macroeconomic, operating and financial assumptions and involved the application of complex methodologies and educated judgment. Such analysis involves complex considerations and judgments concerning differences in financial operating characteristics of the comparable companies and transactions and other factors that could affect the valuations of the companies to which they are being compared. As indicated above, in preparing its opinion, TM Capital relied on the accuracy and the completeness of all information supplied or otherwise made available to it by the Company and assumed, without independent verification, that financial projections had been reasonably prepared and reflected the best currently available estimates and judgments of the Company's management as to the expected future financial performance of the Company. TM Capital also made numerous assumptions regarding industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates incorporated in the analyses performed by TM Capital are not necessarily indicative of the actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimates of values do not purport to be appraisals and do not necessarily reflect the prices at which companies may be sold in the future.

          Pursuant to a letter agreement dated February 21, 1996, the Company engaged TM Capital to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of such engagement letter, it was agreed that the Company would pay TM Capital a fee of $50,000 in connection with the rendering of its opinion. In addition, the Company has also agreed to reimburse TM Capital for its reasonable out-of-pocket expenses up to $5,000, and to indemnify TM Capital against certain liabilities, including liabilities under federal securities laws.

          TM Capital is an investment banking firm engaged on a regular basis to provide a range of investment banking and financial advisory services, including the valuation of businesses and their securities in connection with mergers and acquisitions. The Company selected TM Capital as its financial advisor on the basis of the background, experience and reputation of TM Capital.


Financial Advisor to the Principal Stockholders

          As described under "Special Factors / Background of the Merger," pursuant to the HL Engagement Letter, the Principal Stockholders retained Howard, Lawson to act solely as their financial advisor (and not the advisor to or agent of any other person) in connection with determining a course of action for the Principal Stockholders relating to their investment in the Company. Howard, Lawson was not requested to, and did not, make any valuation or render any opinion (oral or written) or advice concerning the fairness of the Merger Consideration to the Public Stockholders or to any other party (including the Principal Stockholders), although Howard, Lawson did conduct various analyses in connection with its engagement, as described below. A portion of Howard, Lawson's engagement was to prepare a feasibility study regarding a possible going private transaction and to initiate discussions with possible financing sources regarding such a transaction. In connection with its engagement, Howard, Lawson presented its report to the Principal Stockholders dated March 15, 1996 (the "Howard, Lawson Report"), which updated and superseded in its entirety an earlier report.

          As part of their activities, Howard, Lawson visited and interviewed certain key customers, interviewed senior management of the Company, interviewed several members of the Company's engineering staff, reviewed the stock price and volume activity of the Common Shares since December 1, 1994, reviewed the financial condition of the Company, estimated the Company's working capital requirements through June 1996 and for fiscal 1997, reviewed the current ownership and investments in the Company, and analyzed the financial performance of other public companies in lines of business similar to that of the Company. Howard, Lawson also prepared, for illustrative purposes only, a sample five-year revenue and earnings scenario based on the five-year forecasts supplied by prior management which are more particularly described above on page 17, and which included various assumptions with respect to sales growth and gross margins, which assumptions were developed, in part, from historical sales and gross margin figures for a group of public companies deemed comparable for purposes of the illustration. Howard, Lawson selected Quad Systems Corporation, Perceptron, Inc., Robotic Vision Systems, Inc. and Adept Technology, Inc. as companies generally in the same line of business as the Company. More specifically, these companies provide industrial automation and robotics systems to the electronics and automotive industries. Additionally, these companies were relatively modest in absolute size with none having revenues in excess of $70 million annually or total assets in excess of $45 million. An analysis of these public companies indicated a median annual growth rate in sales of 35% and a median gross profit margin of 45% for such companies. Such scenario yielded the following:

          . The Fiscal 1996 operating results scenario was based on year-to-date results of the Company and future orders projected by the prior management as of January 31, 1996, and the existing expense structure of the Company, which resulted in revenues of approximately $3.6 million and a net loss of $1.1 million.

          . The Fiscal 1997 operating results scenario was based on possible orders to be delivered in Fiscal 1997 and existing expense structure of the Company as of December, 1995, which resulted in revenues of approximately $4.5 million and a loss of $600,000.

          . The Fiscal 1998 operating results scenario was based on prior management's October 1995 forecast for Fiscal 1996 which resulted in revenues of approximately $7.3 million and profits before taxes of $0.8 million.

          . The Fiscal 1999-Fiscal 2001 operating results scenarios were calculated by applying the prior years forecasts to the median growth rates in sales and growth profit margin derived from the analysis of the public companies discussed above. Operating expenses were forecasted to grow at the same rate as revenues. This calculation resulted in revenues of approximately $18.0 million and net income of $1.1 million for Fiscal 2001.

          Such scenario presented the results that might be achieved by the Company if it accomplished such assumed sales growth and gross margin levels, received the substantial capital infusion it required and effectively implemented the action items developed by the Principal Stockholders in conjunction with Howard, Lawson. There can be no assurance that the actual financial results of the Company will be consistent with those shown in such scenario, and Public Stockholders should not rely upon such illustration as a fair presentation of future financial performance of the Company. In addition, Howard, Lawson illustrated the potential investment, costs and fees associated with a going private transaction.

          Howard, Lawson did not prepare any indications of value of the Company or its Common Shares either prior to or after any potential transaction. The review of public companies was limited to their historical operating performance, such as sales growth and gross profit margins, and their public market data for illustration purposes only.

          Based on their activities, Howard, Lawson concluded that: the Company required continuing infusions of capital to fund continuing operating losses; approximately $550,000 of additional capital would be required to fund the Company's operations from January to June 1996 (not including payment on trade accounts payable past due or accrued interest expense to Messrs. Cooper and Colket), the majority of which would be required between April and June of 1996; at least $1 million in additional capital would be required to fund the Company's operations during fiscal 1997; customer, vendor and employee satisfaction were low; new sources of capital (i.e., new investors) would be unlikely to be interested in an investment in the Company in the near term; and the Company would not be viable as a going concern until a substantial financial and operational restructuring had been completed.

          Howard, Lawson has stated to the Principal Stockholders that, in its view, the Howard, Lawson Report is not necessarily susceptible to partial analysis or summary description. In addition, Howard, Lawson has advised the Principal Stockholders that selecting portions of the Howard, Lawson Report or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Howard, Lawson's analyses. No company or transaction used in the above analyses as a comparison is identical to the Company or the contemplated transaction. The Howard, Lawson Report was prepared solely for the purposes described above. Analyses based upon projected future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Mergerco, the Company or Howard, Lawson or any other person assumes responsibility if future results are materially different from those projected. The foregoing summary does not purport to be a complete description of the Howard, Lawson Report and is qualified by reference to the Howard, Lawson Report which is filed as an exhibit to the Schedule 13E-3.

          In the course of its investigation, Howard, Lawson relied upon, and assumed the accuracy and completeness of, publicly available information and the financial and other information provided by the Company, but Howard, Lawson did not assume any responsibility for independent verification for any of the foregoing information. See "--Background of the Merger" for a description of information provided by the Company. In addition, Howard, Lawson did not make an independent evaluation or appraisal of the assets of the Company, nor was Howard, Lawson furnished with any such evaluation or appraisals. The Howard, Lawson Report was based on facts and circumstances existing and disclosed to Howard, Lawson on the date such report was presented to the Principal Stockholders.

          Howard, Lawson provides financial advisory and investment banking services for its clients. Howard, Lawson was selected to act as the Principal Stockholders' financial advisor in connection with their interest in the Company based upon Howard, Lawson's qualifications, expertise and reputation, including the fact that Howard, Lawson, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and private placements, and valuations for estate, corporate and other purposes. The Principal Stockholders selected Howard, Lawson as their financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the Merger.

          Pursuant to the terms of the HL Engagement Letter, the Principal Stockholders agreed to pay Howard, Lawson a non-refundable cash fee of $20,000 plus a cash completion fee of $150,000 in the event the Principal Stockholders elected to seek to acquire the Public Shares. The Principal Stockholders further agreed that immediately following the closing of the transaction pursuant to which the Principal Stockholders acquired the Public Shares, they will cause the Surviving Corporation to issue to Howard, Lawson, or its affiliate, a warrant to purchase 8% of the total number of shares of common stock of the Surviving Corporation then outstanding, calculated on a fully-diluted basis at the time of issuance of the warrant, of which 5% will be vested immediately at the Effective Time and the remaining 3% will vest one-third on each of the first three anniversaries of the Effective Time, provided that Mr. Lawson remains on the Board of Directors of the Surviving Corporation at each such date. The aggregate exercise price of the warrant will be $240,000, which Howard, Lawson believes is a reasonable estimation of the fair market value of the underlying common stock as of the date of issuance of the warrant, in light of the capital contributions of approximately $2.5 million to be made to the Surviving Corporation by the Principal Stockholders as discussed above. The warrant will have a term of five (5) years. In addition, the Principal Stockholders agreed to reimburse Howard, Lawson for its reasonable out-of-pocket expenses during the term of the engagement.

Position of Principal Stockholders as to Fairness

          The Principal Stockholders considered the analyses of and the factors examined by Howard, Lawson, and have adopted those analyses and conclusions as their own. See "--Background of the Merger" and "--Financial Adviser to the Principal Stockholders." The Principal Stockholders determined the amount of the Merger Consideration by taking into account these analyses and factors and the existing trading ranges for the Company's stock and believe that these analyses and factors as well as the consideration of the trading ranges when considered together, provide a reasonable basis to believe that the Merger is fair from a financial point of view to the unaffiliated Public Stockholders. This belief should not, however, be construed as a recommendation by either of the Principal Stockholders to the unaffiliated Public Stockholders to vote to approve the Merger Agreement. The Principal Stockholders did not assign specific relative weight to the analyses and factors considered in reaching their belief as to fairness.


Conflict of Interests of Principal Stockholders in the Merger

          The Principal Stockholders are the only persons who currently serve on the Company's Board of Directors. As the sole stockholders of Mergerco, they will have a direct economic interest in the Merger which creates a conflict of interest with their roles as Board members in making the determination whether the Merger is in the best interests of the Company and its stockholders so as to recommend its approval and adoption by the stockholders of the Company. They are also currently the Company's two largest stockholders. As of the date of this Proxy Statement, Mr. Cooper has beneficial ownership (including voting control of the Cooper Affiliate Shares) of approximately 27.6% of the outstanding Common Shares, and Mr. Colket has beneficial ownership of approximately 11.8% of the outstanding Common Shares. On a fully-diluted basis, assuming the exercise of warrants that have been issued to each of the Principal Stockholders in connection with debt financings provided to the Company by the Principal Stockholders (the exercise prices of which are significantly greater than the current market value, those percentages of beneficial ownership would be 30.4% and 17.3%, respectively. In addition, the Company is currently indebted to each of Messrs. Cooper and Colket for loans aggregating $1,017,167.92 and $1,874,085.18, respectively, including accrued interest through May 8, 1996.

          In consideration of the anticipated contributions to Mergerco by the Principal Stockholders and additional equity contributions to be made to the Surviving Corporation by each of the Principal Stockholders, it is currently anticipated that the equity interest in the Surviving Corporation ultimately will be evenly divided between the Principal Stockholders. Additionally, the Principal Stockholders, together with Mr. Lawson, will constitute the initial members of the Board of Directors of the Surviving Corporation.

Certain Effects of the Merger

          Following the Merger, the Principal Stockholders will own 100% of the Surviving Corporation's outstanding shares of common stock. The Principal Stockholders will be the sole beneficiaries of any future earnings and growth of the Surviving Corporation (until shares of common stock are issued to other stockholders) and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. At such time, the Public Stockholders will cease to have any ownership interest in the Company or rights as stockholders. The Public Stockholders will no longer benefit from any increases in the value of the Company or the payment of dividends on the Common Shares and will no longer bear the risk of any decreases in value of the Company. To date, the Company has never paid any dividends on the Common Shares.

          As a result of the Merger, the Surviving Corporation will be privately held and there will be no public market for its Common Stock. Upon consummation of the Merger, the Common Shares will cease to be traded over-the-counter with quotations compiled by the OTC Bulletin Board. In addition, registration of the Common Shares under the Exchange Act will be terminated, which will eliminate the reporting requirements under the Exchange Act.

          Howard, Lawson will receive a warrant to purchase 8% of the Common Stock of the Surviving Corporation under the terms set forth above, and certain key employees and consultants of the Surviving Corporation are expected to receive stock appreciation rights promptly after the Effective Time. In particular, stock appreciation rights may be granted to Mr. Schmidt, the Company's Vice President of Marketing and Sales. Moreover, the Surviving Corporation may determine to initiate employee stock option and other employee benefit plans in the future to compensate and incentives key employees.

Future Plans of the Company

          The Principal Stockholders have agreed with each other to provide approximately $2,500,000 in funds to the Surviving Corporation (not including payment of the Merger Consideration and the expenses related to the transaction) during the period from the Effective Time through July 1, 1997 in order to pay certain trade debt of the Company and provide initial capital. The Surviving Corporation's balance sheet will therefore be improved from that of the Company's balance sheet immediately prior to the Merger, although the Surviving Corporation will remain indebted to the Company's bank in the aggregate amount of $1,700,000 and to the Principal Stockholders in the aggregate amount of $2,891,253.10, including accrued interest thereon through May 8, 1996.
Moreover, such improvement in The Surviving Corporation's balance sheet will occur only as a direct result of the proposed transaction, in the absence of which the Principal Stockholders do not currently intend, and are under no obligation, to invest the additional capital.

          Except as indicated in this Proxy Statement, the Principal Stockholders do not have any present plans or proposals subsequent to the Merger which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company or any material change in the Company's corporate structure. The Principal Stockholders do presently contemplate that, if the Merger is consummated, the Surviving Corporation will be converted from a "C" corporation to a corporation taxed under Subchapter "S" of the Internal Revenue Code of 1986, as amended, for the tax year beginning July 1, 1996. The Principal Stockholders consider the election of a Subchapter "S" corporate status to be one of the significant benefits to engaging in the contemplated transactions because such election permits any losses or income that may be incurred by the Surviving Corporation to be passed through and reported on such stockholders' personal income tax returns and to eliminate a corporate level federal income tax to the extent of future profits, if any. Subchapter "S" status is not practical prior to the Merger because it is unavailable to the Company in its current ownership structure as a result of, among other reasons, it has more than 35 stockholders. In addition, the Principal Stockholders expect that the Company will need to undergo a significant financial, operational and managerial restructuring subsequent to the Merger for it to have any possibility of attaining financial stability and economic viability as a going concern, with realistic prospects for long-term profitability and growth.

          The Principal Stockholders anticipate that the Merger will result in significant changes both in the management and financial structure of the Company. They anticipate that, by providing or making available additional debt financing, including continuing to guarantee corporate debt, and by injecting additional equity capital into the Company, they can assist the Company to restructure itself financially, which should result in eliminating much of its delinquent trade credit and all of its bank debt currently in default. They also anticipate that if they personally loan additional capital to the Company to help solve the Company's financial problems, corporate assets would continue to be used to collateralize the debt to them.

          The Principal Stockholders anticipate that the assumption by the Company of the status of a private company would allow the Company to eliminate certain overhead costs (including the time devoted by employees and the fees and expenses of various professional advisors and service providers of the Company) which relate exclusively to the Company's being a public company. Some of those costs include the following: the costs of certain accounting, auditing and SEC counsel activities, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of dealing with stockholder questions. The Company estimates that these costs approximated $175,000 for each of the last two years exclusive of unquantifiable management time.

Dissenters' Rights of Appraisal

          The following is a summary of the provisions of Section 262 of the DGCL relating to appraisal rights. Section 262 of the DGCL is reproduced in its entirety as Exhibit I to this Proxy Statement, and this summary is qualified in its entirety by reference to Exhibit I. Stockholders should read carefully
Exhibit I and, if they wish to exercise their rights to an appraisal, follow carefully the procedures set forth therein. Any stockholder considering demanding an appraisal is advised to consult legal counsel.

          Under Section 262 of the DGCL, holders of record of shares of the Company who do not wish to accept the consideration for their shares as provided for in the Merger Agreement have the right to seek an appraisal of the fair value of their shares exclusive of any element of value arising from the accomplishment or expectation of the Merger in the Delaware Court of Chancery (the "Delaware Court"). Each stockholder is urged to read carefully the materials contained in this Proxy Statement and the other materials incorporated herein in making a determination whether to accept the consideration for their shares as provided for in the Merger Agreement or to seek an appraisal pursuant to the DGCL. Stockholders desiring to exercise their appraisal rights under the DGCL are referred to herein as "Appraisal Stockholders."

          Each Appraisal Stockholder wishing to assert a right to such appraisal must, before the taking of the vote at the Meeting to be held on June 18, 1996, make a written demand for the appraisal of his or her shares to the Company at the address set forth below. Failure to make such demand on or before such time will foreclose an Appraisal Stockholder's right to an appraisal. The demand must reasonably inform the Company of the identity of the Appraisal Stockholder making the demand as well as the intention of such Appraisal Stockholder to demand an appraisal of the fair value of the shares held by such stockholder.

          For purposes of making an appraisal demand, the address of the Company is: Megamation Inc., 51 Everett Drive, Building #B4, Lawrenceville, New Jersey 08648, Attention: Edward F. Borkowski, President.

          Only a holder of record of shares, or a person duly authorized and explicitly purporting to act on the record holder's behalf, is entitled to assert an appraisal right with respect to the shares registered in the record holder's name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the numbers of shares as to which the demand is made. Where no shares are expressly mentioned, the demand will be presumed to cover all shares held in the name of such record holder.

          A holder of shares held in "street name" who desires an appraisal must take such actions as may be necessary to ensure that a timely and proper demand for an appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any holder of shares desiring an appraisal who held his or her shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for an appraisal is made by the record holder. The Appraisal Stockholder should instruct such firm, bank or institution that the demand for an appraisal must be made by the record holder of the shares, which might be the nominee of a central security depository if the shares have been so deposited. As required by Section 262 of the DGCL, a demand for an appraisal must reasonably inform the Company of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek an appraisal of such shares.

          A demand for an appraisal of shares owned of record by two or more joint holders must identify and be signed by or for all of the holders. A demand for an appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

          An appraisal demand may be withdrawn by an Appraisal Stockholder within 60 days after the Effective Time, but thereafter the written approval of the Company is needed for any such withdrawal. Upon withdrawal of an appraisal demand, a holder of shares will be entitled to receive the consideration for their shares as provided for in the Merger Agreement. No interest will be paid on this amount.

          Within 120 days after the Effective Time (the "120-Day Period"), any Appraisal Stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above (such Appraisal Stockholders being hereinafter referred to collectively as the "Dissenting Stockholders" and the shares held by such Dissenting Stockholders being hereinafter referred to as "Dissenting Shares") and the Company each has the right to file in the Delaware Court a petition (the "Petition") demanding a determination of the fair value of the Dissenting Shares held by all of the Dissenting Stockholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to an appraisal will cease and all the Dissenting Stockholders will become entitled to receive the consideration for their shares as provided for in the Merger Agreement without interest thereon after the Effective Time, with respect to such Dissenting Shares. The Company is not obligated and does not intend to file such a Petition. Any Dissenting Stockholder is entitled, pursuant to a written request to the Company made within the 120-Day Period, to receive from the Company a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of Dissenting Stockholders.

          Upon the filing of the Petition, service of a copy thereof is required to be made upon the Company, which, within 20 days after such service, must file in the office of the Register in Chancery in which the Petition was filed a duly verified list containing the names and addresses of all Appraisal Stockholders. The Delaware Court may order that notice of the time and place fixed for the hearing on the Petition be sent by registered or certified mail to the Company and all of the Dissenting Stockholders, and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court. The Delaware Court will approve the form of notice by mail and by publication. The costs relating to these notices will be borne by the Company. If a hearing on the Petition is held, the Delaware Court is empowered to determine which Appraisal Stockholders have complied with the provisions of Section 262 of the DGCL and are entitled to an appraisal of their shares. The Delaware Court may require that Dissenting Stockholders submit their stock certificates which had represented shares for notation thereon of the pendency of the appraisal proceedings. The Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their stock certificates pending resolution of the appraisal proceedings.

          Dissenting Shares will be appraised by the Delaware Court at their fair value as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Delaware courts appraise dissenting shares by considering, among other things, proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court taking into consideration market value, asset value, dividends, earnings prospects, the nature of the enterprise and all other relevant factors involving the value of a company. The value so determined for the shares could be equal to, more or less than the consideration for the shares as provided for in the Merger Agreement, and could be based upon consideration other than, or in addition to, the consideration for the shares as provided for in the Merger Agreement, the market value of the shares, asset values and earnings capacity. The Company reserves the right to assert in any appraisal proceeding that the fair value of the shares as of the Effective Time is less than the consideration for the shares as provided for in the Merger Agreement.

          In Weinberger v. UOP, Inc., et al. (decided February 1, 1983), the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding, and that "fair price obviously requires consideration of all relevant factors involving the value of a company. . ." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, the Delaware Supreme Court stated in Weinberger that while ordinarily a stockholder's only monetary remedy would be an appraisal, such remedy may not be adequate "in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Delaware Court would be free to fashion any form of appropriate relief.

          The Delaware Court may also, on application, (i) determine a fair rate of interest, simple or compound, if any, to be paid to Dissenting Stockholders in addition to the value of the Dissenting Shares for the period from the Effective Time to the date of payment, (ii) assess costs among the parties as the Delaware Court deems equitable and (iii) order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, to be charged pro rata against the value of all Dissenting Shares. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

          Dissenting Stockholders are generally permitted to participate in the appraisal proceedings. No appraisal proceeding in the Delaware Court shall be dismissed as to any Dissenting Stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

          From and after the Effective Time, Dissenting Stockholders will not be entitled to vote their shares for any purpose and will not be entitled to receive payment of dividends or other distributions in respect of such shares payable to stockholders of record thereafter.

Certain Federal Income Tax Consequences of the Merger

          The Company has received an opinion of Pepper, Hamilton & Scheetz, counsel to the Principal Stockholders, indicating its concurrence with the following:

          . The receipt of cash for Common Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Code, and also may be a taxable transaction under applicable state, local, foreign and other tax laws.

          . In general, for federal income tax purposes a stockholder will recognize gain or loss equal to the difference between the tax basis for the Common Shares held by such stockholder and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if the Common Shares are capital assets in the hands of the stockholder and will be long-term capital gain or loss if the holding period for the Common Shares is more than one year. As of the date of this Proxy Statement, long-term capital gains recognized in 1996 by stockholders who are individuals are taxable at a maximum statutory rate of 28% (as compared with a maximum statutory rate of 39.6% on ordinary income). Corporations generally are subject to tax at a maximum statutory rate of 35% on both capital gains and ordinary income. The distinction between capital gain and ordinary income may be relevant for certain other purposes, including the taxpayer's ability to utilize capital loss carryovers to offset any gain recognized.

          The foregoing discussion may not be applicable to stockholders who acquired their Common Shares pursuant to the exercise of options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

          If payments are made to option or warrant holders under the terms of the Merger, it would be a taxable transaction for federal income tax purposes. The character of the income or loss, if any, would be dependent on the facts and circumstances under which the warrant or option was granted.

          Certain noncorporate stockholders may be subject to back-up withholding at a rate of 31% on the receipt of the Merger Consideration. Generally, back-up withholding applies only when the taxpayer fails to furnish or certify a proper taxpayer identification number or when the payor is notified by the Internal Revenue Service that the taxpayer identification number used by the stockholder is incorrect.

          THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAWS AS OF THE DATE OF THIS PROXY STATEMENT, WHICH MAY DIFFER AT THE EFFECTIVE TIME. PROPOSED LEGISLATION, IF ENACTED, MAY ALTER THE RATES OF TAXATION SHOWN ABOVE. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND BACK-UP WITHHOLDING.

Estimated Fees and Expenses; Sources of Funds

          Estimated fees and expenses incurred or to be incurred by Company or Mergerco in connection with the Merger and the funds required to repay debt and provide initial working capital to the Company subsequent to the Merger are approximately as follows:

Payment of Merger Consideration (1).......               $  920,483
Financial advisory fees and expenses (2)..                  230,000
Legal fees and expenses (3)...............                  260,000
Accounting fees and expenses..............                   15,000
SEC filing fees...........................                      185
Printing and mailing expenses.............                    5,000
Paying agent fees and expenses............                    5,000
Miscellaneous expenses....................                    4,332
Repayment of certain Company trade debt...                  600,000
Working capital infusion..................                1,960,000
                                                         ----------
 TOTAL....................................               $4,000,000

- --------------------

(1) Includes payment for all outstanding Common Shares other than those owned by Mergerco.
(2) Includes the fees and estimated expenses of TM Capital and Howard, Lawson. See "--Opinion of TM Capital; Summary of Financial Analyses--Financial Advisor to the Principal Stockholders."
(3) Includes the estimated fees and expenses of counsel for the Company and counsel for each of the Principal Stockholders.

     The total amount of funds required to pay the Merger Consideration and the expenses incident to the Merger Agreement and the consummation of the transactions contemplated thereby, to repay certain trade debt of the Company and to provide for initial working capital for the Surviving Corporation's operations subsequent to the Merger will be provided from the personal funds of the Principal Stockholders, and other than the Merger Consideration, which will be contributed to Mergerco as equity immediately before the Merger, may take the form of either a variety of debt financing arrangements, additional contributions to equity capital or a combination of both. Each party shall pay its own expenses if the Merger is not consummated. The total amount of $4,000,000 in capital to be invested in the transaction represents a commitment on the part of the Principal Stockholders to each other to support the investment in the Company made by the other. A portion of such total will be paid at or shortly after the Effective Time to pay the Merger Consideration and the expenses of the transaction and to fund the initial working capital requirements of the Surviving Corporation, and a portion of such total will be phased-in during the period through July 1, 1997.

Accounting Treatment of the Merger

          The Merger will be accounted for as a "purchase" as that term is used under generally accepted accounting principles for accounting and financial reporting purposes.

Regulatory Approvals

          No federal or state regulatory approvals are required to be obtained, nor are any regulatory requirements complied with, in connection with consummation of the Merger by any party to the Merger Agreement, except for the requirements of the DGCL in connection with obtaining shareholder approvals and consummation of the Merger and the SEC in connection with the filing and dissemination of this Proxy Statement and related documents.

                 THE MEETING; MECHANICS OF VOTING AND PROXIES

Time, Date and Place

          The Meeting of the stockholders of the Company to consider and vote upon the Merger Proposal will be held on Tuesday, June 18, 1996 at 10:00 a.m., local time, at the offices of Pepper, Hamilton & Scheetz, Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103-2799.

Record Date; Voting Securities; Quorum

          Only stockholders of record at the close of business on June 18, 1996, the Record Date for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. As of the close of business on the Record Date, there were 14,358,666 outstanding Common Shares held by 423 record holders of the Company. There was no other class of voting securities of the Company outstanding on that date. Each Common Share is entitled to one vote, and all Common Shares have equal voting rights. The presence, in person or by Proxy, of the holders of a majority of the total outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes (where a broker or other record holder submits a Proxy but does not have authority to vote a customer's Common Shares) will be considered present for purposes of establishing a quorum.

Required Vote

          Pursuant to the DGCL, the affirmative vote of at least a majority of all of the outstanding Common Shares is required to approve and adopt the Merger Proposal. The approval of a majority of the Public Shares held by the Public Stockholders is not required. The Principal Stockholders will vote the Common Shares that they intend to contribute to Mergerco, representing approximately 35.9% of the outstanding Common Shares, in favor of the approval and adoption of the Merger Agreement. In addition, the Company has been informed that Dr. Pollack's Common Shares and the Cooper Affiliate Shares, aggregating approximately 8.0% and 3.5%, respectively, of the outstanding Common Shares will be voted in favor of the Merger Proposal. Therefore, an aggregate of approximately 47.4% of the outstanding Common Shares shall be voted in the affirmative. The vote in favor of the approval and adoption of the Merger Agreement is not assured for purposes of the DGCL without the affirmative vote of additional shares held by another stockholder of the Company. However, the vote of only approximately 373,325 additional shares, or less than an additional 3.0% of the outstanding Common Shares, is necessary to approve the Merger Agreement.

Voting of Proxies

          Common Shares represented by Proxies, in the accompanying form of Proxy, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the Common Shares represented thereby will be voted (i) FOR the Merger Proposal, and (ii) FOR any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxies. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Attendance at the Meeting will not in and of itself constitute the revocation of a Proxy.

          A stockholder voting through a Proxy who abstains with respect to approval of the Merger will be considered to be present and entitled to vote on that matter and will be, in effect, a negative vote, but a stockholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on such matter shall not be considered present and entitled to vote thereon.

          Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent Proxy which is presented at the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation.

          The cost of solicitation of Proxies from the stockholders on behalf of the Board of Directors will be paid by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit Proxies by telephone, telegram, facsimile transmission or by personal interviews. Such persons will receive no additional compensation for such services but may be reimbursed for out-of-pocket expenses incurred in connection therewith. The Company will reimburse banks, brokerage firms, nominees, fiduciaries and custodians for their reasonable charges and expenses incurred in forwarding Proxy material to the beneficial owners of Common Shares held of record by such persons.

                              THE MERGER AGREEMENT

General

          The Merger Agreement provides for the Merger of Mergerco with and into the Company at the Effective Time and the separate corporate existence of Mergerco shall cease and the Company shall continue as the Surviving Corporation to be governed by the laws of the State of Delaware. As a result of the Merger, the Principal Stockholders will own all of the Surviving Corporation's common stock. In the Merger, the stockholders of the Company, other than Mergerco and stockholders who exercise their dissenters' rights under Delaware law, will received the Merger Consideration described below. See "SPECIAL FACTORS--Purpose and Reasons for the Merger."

Effective Time of the Merger

          The Effective Time of the Merger will occur upon duly filing a Certificate of Merger with the Secretary of State of the State of Delaware (as required by the DGCL) or at such later time as is specified in such Certificate of Merger. It is anticipated that such Certificate of Merger will be filed as promptly as practicable on or after the Closing Date. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the Merger contained in Article 5 of the Merger Agreement. The following discussion of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached to this Proxy Statement as Exhibits A-1 and A-2 and is incorporated herein by reference.

The Surviving Corporation

          Under Article 1 of the Merger Agreement, at the Effective Time, the effect of the Merger will be as provided in Section 251 of the DGCL. The Company, as the Surviving Corporation, will possess all of the rights, privileges, immunities, powers and franchises, of a public and private nature, of the Company and Mergerco, and all property, real, personal and mixed, and all other causes of action and all and every other interest of, or belonging to or due to, Company or Mergerco, will be deemed to be transferred to and vested in such Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the merged companies shall not revert or in any way be impaired by reason of the Merger. The Surviving Corporation will thereafter be responsible and liable for all of the liabilities and obligations of the Company and Mergerco; any claim existing or action or proceeding pending by or against either of the merged companies may be prosecuted to judgment as if such Merger had not taken place, or the Surviving Corporation may be substituted in the place of the Company and Mergerco.
Section 1.4 of the Merger Agreement provides that the Principal Stockholders, who will be the directors of Mergerco immediately prior to the Effective Time, will become the directors, together with Mr. Lawson, of the Surviving Corporation at the Effective Time, and the executive officers of the Company immediately prior to the Effective Time will become the executive officers of the Surviving Corporation after the Effective Time, until their respective successors have been duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law. In addition, Sections 1.2 and 1.3 of the Merger Agreement provides that the Surviving Corporation will adopt as its Certificate of Incorporation and By-laws the Certificate of Incorporation and By-laws of Mergerco as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the DGCL.

Consideration to be Paid to Public Stockholders; Conversion of Common Shares

          Under Section 2.1 of the Merger Agreement, as a result of the Merger, each Common Share (except shares held by the Company as treasury stock, shares owned by Mergerco and shares owned by Public Stockholders who perfect their dissenters' rights under the DGCL) issued and outstanding immediately prior to the Effective Time will be converted into and represent the right to receive the Merger Consideration of $.10 in cash, without interest, subject to applicable back-up withholding taxes. Upon conversion, each Common Share will no longer be outstanding and will automatically be canceled and retired and cease to exist and certificates previously evidencing Common Shares immediately prior to the Effective Time will thereafter represent only the right to receive the Merger Consideration. Each Common Share owned by Mergerco or held by the Company as treasury stock will be canceled without any conversion rights or consideration. Each share of common stock, par value $.01 per share, of Mergerco issued and outstanding immediately prior to the Effective Time will automatically be converted into one newly and validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          Under Section 2.4 of the Merger Agreement, at the Effective Time, except as otherwise provided in the Merger Agreement, each option and warrant granted by the Company to purchase Common Shares, which is outstanding immediately prior to the Effective Time, will be canceled and retired and will cease to exist, subject to the written agreement of each option and warrant holder. In the event that an option or warrant granted by the Company to purchase Common Shares has vested and is exercisable (or vests and becomes exercisable as a result of the Merger), each holder of such option or warrant will, in settlement thereof, receive from the Surviving Corporation for each Common Share subject to such option or warrant an amount in cash (subject to applicable withholding tax) equal to the difference between the Merger Consideration and the per share exercise price of such option or warrant, to the extent such difference is a positive number. Upon receipt of such consideration, the option or warrant will be canceled. Because none of the exercise prices for such options or warrants is less than the $.10 per share Merger Consideration, the practical result of this provision is that no consideration will be delivered in exchange for the cancellation of all outstanding options and warrants to purchase Common Shares.

          As described above, upon consummation of the Merger, subject to the provisions described below, each Common Share outstanding immediately prior to the Effective Time (except shares held by the Company as treasury stock, shares owned by Mergerco and shares owned by Public Stockholders who perfect their dissenters' rights under the DGCL) will be converted into the right to receive the Merger Consideration. Under Section 2.3 of the Merger Agreement, if the Merger is consummated promptly after the Effective Time, the Surviving Corporation shall deposit with the Paying Agent monies sufficient to pay the aggregate Merger Consideration (the "Payment Fund"). In addition, instructions with regard to the surrender of certificates formerly representing Common Shares, together with the Letter of Transmittal to be used for that purpose, will be mailed by the Paying Agent to the Public Stockholders as soon as practicable after the Effective Time. The Paying Agent, as soon as practicable following receipt from a Public Stockholder of a duly executed Letter of Transmittal, together with certificates formerly representing Common Shares and any other items required by the Surviving Corporation or the Paying Agent, shall pay to such Public Stockholder the product of: (x) the number of Common Shares previously evidenced by such certificates and (y) the Merger Consideration, out of the Payment Fund and the certificates so surrendered will be canceled. If payment is to be made to a person other than the person in whose name the certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable.

          STOCKHOLDERS OF THE COMPANY SHOULD NOT SEND ANY STOCK CERTIFICATES EVIDENCING COMMON SHARES WITH THEIR PROXY CARDS AT THIS TIME. ALL QUESTIONS AND REQUESTS FOR INFORMATION RELATING TO THE PROCEDURE FOR PAYMENT OF THE MERGER CONSIDERATION FOR THE PUBLIC SHARES SHOULD BE DIRECTED TO THE PAYING AGENT.

          Under Section 2.3(b) of the Merger Agreement, until surrendered, in accordance with provisions of the Merger Agreement, from and after the Effective Time, each certificate previously evidencing Common Shares

(other than certificates previously evidencing shares held in treasury of the Company or held by Mergerco) shall represent for all purposes only the right to receive the Merger Consideration to which such holder is entitled and shall cease to have any rights with respect to the Common Shares formerly represented thereby except as otherwise provided by the Merger Agreement or by law.

          Under Section 2.3(c) of the Merger Agreement, any funds remaining in the Payment Fund that remain unclaimed by Public Stockholders for six months after the Effective Time will be returned to the Surviving Corporation and any Public Stockholder who has not exchanged his Public Shares for the Merger Consideration prior to that time shall look thereafter only to the Surviving Corporation for payment of the Merger Consideration in respect of his Public Shares. Any amounts remaining unclaimed by Public Stockholders one year after the Effective Time will, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation without further action or request, free and clear of all claims or interest of any person previously entitled to such claims. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation. Notwithstanding the foregoing, neither Mergerco nor the Surviving Corporation shall be liable to any holder of Common Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar law.

          Under Section 2.3(d) of the Merger Agreement, the Surviving Corporation will be entitled to deduct and withhold from consideration payable to any holder of Common Shares such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under applicable tax law. To the extent that amounts are so withheld by Surviving Corporation, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the relevant holder of Common Stock.

          Under Section 2.3(e) of the Merger Agreement, at the Effective Time, the stock transfer books will be closed and there will be no further registration of transfer of Common Shares thereafter on the records of the Company.

Representations and Warranties

          Article 4 of the Merger Agreement contains various representations and warranties of the Company and Mergerco relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and, generally, apply only to facts and circumstances existing as of the date of the Merger Agreement): (a) due incorporation, corporate existence, good standing and power of, and similar corporate matters with respect to, each of the Company and Mergerco; (b) corporate power and authority to enter into, and the valid and binding execution and delivery of, the Merger Agreement by each such party; (c) the absence of any governmental authorization, consent or approval required to consummate the Merger, except as disclosed; (d) the Merger Agreement and the Merger not resulting in contraventions or conflicts with respect to the Certificate of Incorporation or By-laws of the Company or Mergerco and violations of laws, regulations, judgments, injunctions, orders or decrees relating to the Company and Mergerco; and (e) the accuracy of information supplied by the Company and Mergerco included in this Proxy Statement and the Schedule 13E-3.

          In Section 4.1 of the Merger Agreement, the Company has made certain additional representations and warranties to Mergerco relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and, generally, apply only to facts and circumstances existing as of the date of the Merger Agreement): (a) the capital structure of the Company; (b) the delivery to Mergerco of certain documents filed by the Company with the SEC and the accuracy of the information contained in such documents; (c) the fair presentation of the financial statements of the Company;
(d) the absence of any material adverse changes to the Company's business operations or financial conditions resulting in a Material Adverse Effect to the Company; (e) the vote of the Board of Directors of the Company to approve the Merger Agreement and the Merger, to elect not to be subject to the applicable state takeover law and to recommend the approval and adoption of the Merger Agreement and the Merger by the Stockholders of the Company; (f) the delivery of a fairness opinion from TM Capital; and
(g) certain tax matters.

          In Section 4.2 of the Merger Agreement, Mergerco has made certain additional representations and warranties to the Company relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and, generally, apply only to facts and circumstances existing as of the date of the Merger Agreement): (a) the vote of the Board of Directors and the Stockholders of Mergerco to approve the Merger Agreement and the Merger and (b) at the Effective Time, the sufficiency of available funds to provide all of the requisite Merger Consideration, to effect all refinancing required in connection with the transactions contemplated by the Merger Agreement and to pay all related fees and expenses.

Covenants

          In Article 6 of the Merger Agreement, the Company has agreed that during the period from the date of the Merger Agreement to the Effective Time, except as otherwise provided in the Merger Agreement or consented to by Mergerco, the Company will conduct its business only in the regular and ordinary course of business consistent with past practice and shall use commercially reasonable efforts to preserve substantially intact its business organizations and preserve its relationships with third parties with whom they have business dealings. The Company has further agreed that it shall not: (i) declare or pay any dividends on or make any other distributions on any shares of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of or in substitution for shares of its capital stock, (iii) repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of its securities already outstanding or as contemplated by the Merger Agreement;
(iv) grant any options, warrants or rights to purchase Common Shares or amend or reprice any option or the stock option plan; (v) issue, deliver or sell, or authorize, or propose to issue any shares of its capital stock, any Company Voting Debt (as defined in the Merger Agreement) or any rights, warrants or options to acquire such shares; (vi) make any changes in its Certificate of Incorporation or By-laws; (vii) subject to the fiduciary responsibilities of the Directors, acquire by merger or consolidation or purchase a substantial equity interest in or substantial portion of the assets of any corporation, partnership or associate or division thereof; (viii) subject to the fiduciary responsibilities of the Directors, sell, lease, encumber or otherwise dispose of any of its assets except dispositions in the ordinary course of business;
(ix) authorize, recommend or propose to adopt a plan of complete or partial dissolution except as permitted by the Merger Agreement; (x) take or agree to take any action that would make inaccurate any of the representations or warranties contained in the Merger Agreement; (xi) increase in any manner the compensation of directors, officers or key employees or enter into any new employment agreement or materially amend any existing employment agreement with any such director, officer or key employee or except as may be required by law, become obligated under any new employee benefit plan or pension plan;
(xii) except for any indebtedness incurred to the Principal Stockholders as an interim financing arrangement, assume or incur indebtedness or act as guarantor or, other than an extension of its lease with its current landlord specifically approved by the Board of Directors, enter into any lease or create any mortgages, liens or security interests on the Company's property other than certain specified arrangements; or (xiii) fail to provide Mergerco with copies of all filings made by the Company with the Commission or any other Governmental Entity in connection with the Merger Agreement.

Additional Agreements

          Article 7 of the Merger Agreement provides that as soon as practicable, the Company, with the cooperation of Mergerco, will prepare and file with SEC the Proxy Statement. The Company shall use commercially reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. The Company will, as soon as practicable, use commercially reasonable efforts to duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of approving the Merger Agreement and the Merger.

          Under Section 7.2 of the Merger Agreement, from time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, or record or otherwise, in the Surviving Corporation the title to and possession of all property interest, assets, rights, privileges, immunities, powers, franchises and authority of the Company and Mergerco, and otherwise to carry out the purposes of these resolutions. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Mergerco or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

          In addition, under Section 7.3 of the Merger Agreement, the Company will take such commercially reasonable steps as are appropriate, including the giving of required notices, to preserve its rights under the Company Agreements (as defined in the Merger Agreement) and to ensure that such rights will be transferred to the Surviving Corporation.

          Section 7.5 of the Merger Agreement provides that, until the Effective time, Mergerco will use commercially reasonable efforts to maintain the confidentiality and not disclose to any person or entity, other than its employees, agents, attorneys and financial advisors who are participating in the Merger, and will not use, other than in connection with the Agreement, any proprietary and confidential information of the Company; provided, however, Mergerco may make such disclosures if and to the extent required by applicable law, legal process or other regulatory requirements. In the event that the Merger is not consummated and the Merger Agreement is terminated, Mergerco agrees to keep confidential all Confidential Information for a period of two (2) years after such termination.

Indemnification

          Article 8 of the Merger Agreement provides that the Surviving Corporation will indemnify and hold harmless the present and former officers, employees and agents of the Company to the extent provided in its charter, codes of regulation or By-laws, by agreement or otherwise in effect. Notwithstanding the foregoing, the Surviving Corporation will have no obligation to indemnify a present or former director, officer, employee or agent of the Company against any loss, cost, liability or expense arising out of or in connection with any action or claim asserted by Surviving Corporation against such director, officer, employee or agent for fraud, provided that Surviving Corporation prevails in such action or claim. The indemnification provisions of the Merger Agreement are binding on any successor entity to the Surviving Corporation with respect to any action or omission occurring prior to the Effective Time and will not amend, reduce or limit the rights of indemnity afforded to them or the ability of Surviving corporation to indemnify them, nor hinder, delay or make more difficult the exercise of such rights of indemnity.

Right to Solicit Alternative Proposals

          Section 7 of the Merger Agreement provides that, from and after the date thereof until the Closing Date, Mergerco grants the Company and any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company), the right to, directly or indirectly, initiate, solicit and encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal as an alternative to the Merger (as defined in the Merger Agreement, an "Alternative Proposal"), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries to obtain an Alternative Proposal or agree to or endorse any Alternative Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative to take any such action.

Conditions to Consummation of the Merger

          The respective obligations of the Company, on the one hand, and Mergerco, on the other hand, to consummate the Merger are set forth in Article 5 of the Merger Agreement and are subject to the satisfaction or waiver (except for stockholder approval), at or prior to the Closing Date, of the following conditions, among others: (a) approval and adoption of the Merger Agreement and the Merger by the holders of a majority of the outstanding Common Shares at the Meeting; (b) the absence of any claim, action, suit, proceeding, arbitration or litigation which has been threatened to be filed, has been filed or is proceeding which has arisen in whole or in part out of, or pertaining to the approval of the Board of Directors of either party of the Agreement and the transactions contemplated hereby, the negotiation, execution or delivery of this Agreement, the performance of obligations hereunder or the consummation of the transactions contemplated hereby; (c) the absence of any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered prohibiting or restricting the consummation of the Merger; (d) the receipt of SEC clearance of the Proxy Statement, all state securities laws and "Blue Sky" permits and other necessary authorizations, consents and approvals of governmental authorities; (e) the recommendations of the Company's Board of Directors that the Company's stockholders approve the Merger or the opinion of TM Capital to the effect that the Merger Consideration is fair to the Company's stockholders, from a financial point of view, shall not have been withdrawn; (f) the performance of and compliance with, in all material respects, all agreements and obligations contained in the Merger Agreement and required to be performed or complied with at or prior to the Effective Time by the respective parties to the Merger Agreement; (g) the material truth and correctness of all representations and warranties of the parties to the Merger Agreement; (h) the furnishing of officers' certificates as to the matters covered in clauses (f) and (g) above; (i) the holders of less than 10% of the Common Shares entitled to vote on the Merger Proposal exercise their dissenters' rights; (j) the holders of outstanding options and warrants agree in writing to the cancellation of such options and warrants solely for the consideration set forth in the Merger Agreement.

          Under Section 5.2 of the Merger Agreement, the obligation of Mergerco to consummate the Merger is further subject to the satisfaction or waiver of the following conditions, among others: (a) the Company shall have carried on its business, between the date of the Agreement and the Closing Date, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and from and after February 2, 1996, there shall not be any adverse change to the Company's business operations or financial condition which has resulted in a Material Adverse Effect with respect to the Company (other than adverse changes consistent with events occurring in 1995); (b) the Company shall have obtained and delivered evidence to Mergerco of all material third party consents and approvals necessary, proper and advisable to consummate the Merger and to enable the Surviving Corporation to continue to carry on the business of the Company as it is presently being conduct; and (c) the holders of less than a majority of the Common Shares owned by unaffiliated shareholders vote against the Merger.

Termination

          Under Section 9 of the Merger Agreement, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Stockholders of the Company or Mergerco by: (a) by either the Company or Mergerco if either: (i) the Merger Agreement and the Merger fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company's Stockholders Meeting or (ii) the holders of 10% of the Common Shares entitled to vote on the Merger Proposal exercise their dissenters' rights; (b) by mutual written consent of the Company and Mergerco, if authorized or taken by mutual action of their respective Boards of Directors; (c) either the Company or Mergerco (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party, which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or (ii) if a claim, action, suit, proceeding, arbitration or litigation has been threatened to be filed, has been filed or is proceeding which has arisen in whole or in part out of, or pertaining to the approval of the Board of Directors of this Agreement or the transactions contemplated hereby, the negotiation, execution, or delivery of this Agreement, the performance of obligations hereunder or the consummation of the transaction hereby; (d) either the Company or Mergerco, so long as such party has not breached its obligations under the Merger Agreement, if the Merger shall not have been consummated on or before June 30, 1996; provided that such right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or (e) by the Company, if the Board of Directors of the Company in the good faith exercise of its judgment reasonably determines after consultation with and based upon the advice of independent legal counsel to cause the Company to enter into an agreement regarding the Alternative Proposal because such action is reasonably necessary for the Board of Directors of the Company to comply with its fiduciary duties to its Stockholders under applicable law. In the event of termination of the Merger Agreement by either the Company or Mergerco as provided therein, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Mergerco or the Company or their respective affiliates, officers, directors or shareholders, except as provided in the Merger Agreement.

Fees and Expenses

          Under Section 7.4 of the Merger Agreement, if the Merger is not consummated, all fees and expenses related to the consummation of the transactions contemplated by the Merger (including attorneys' and consultants' fees and expenses) incurred by each of the parties to the Merger Agreement shall be borne by the party incurring such fees and expenses. If the Merger is consummated, all such fees and expenses will be paid by the Surviving Corporation from the funds provided by the Principal Stockholders to Mergerco or the Company for such purpose, as discussed in "SPECIAL FACTORS--Estimated Fees and Expenses; Sources of Funds."

Amendments

          Section 9.2 of the Merger Agreement provides that any provision of the Merger Agreement may be, at any time prior to the Effective Time: (i) waived by the party benefitted by the provision or by both parties by a writing executed by an executive officer of such party, or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the Company and Mergerco approved by their respective Boards of Directors.

                    MARKET PRICE AND STOCKHOLDER INFORMATION


          The Common Shares are traded over-the-counter under the symbol "MEGI," with market-makers submitting quotations in the so-called "pink sheets," and through The Nasdaq Stock Market, Inc.'s automated OTC Bulletin Board. The Common Shares began trading on the Nasdaq Stock Market after its IPO was consummated in September 1989. The table below sets forth, for the calendar quarters indicated, the reported high and low bid information for the Common Shares, which represent quotations in the over-the-counter market as compiled by the National Quotation Bureau, Inc., with respect to the first three quarters of fiscal 1994, and the OTC Bulletin Board, with respect to the remainder of the information presented below. The quotations reflect inter-dealer prices without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.


                                                     Bid
                                                 ------------
                                                 High    Low
                                                 -----  -----

Fiscal 1994
 First Quarter.................................  $.344  $.063
 Second Quarter................................   .260   .063
 Third Quarter.................................   .270   .010
 Fourth Quarter................................   .130   .065

Fiscal 1995
 First Quarter.................................  $.240  $.130
 Second Quarter................................   .220   .125
 Third Quarter.................................   .190   .100
 Fourth Quarter................................   .375   .100

Fiscal 1996
 First Quarter.................................  $.344  $.100
 Second Quarter................................    .13   .020
 Third Quarter.................................   .030   .020
 Fourth Quarter (through May 5)................    .04    .03


          On March 18, 1996, the last full trading day prior to the execution of the Merger Agreement and the public announcement thereof, the last reported sales price quoted by the OTC Bulletin Board was $.035 per Common Share. On May 17, 1996, the most recent practicable date prior to the printing of this Proxy Statement, the last reported sales price quoted by the OTC Bulletin Board was $.04 per Common Share. As of such date, there were 423 holders of record of Common Shares of the Company.

          The Company has not paid any dividends on the Common Shares and does not anticipate paying any cash dividends on the Common Shares in the foreseeable future. The Company is prohibited under the terms of its bank line of credit and other credit instruments from paying cash dividends or from purchasing or retiring any of its capital stock.

          The Company's stockholders are urged to obtain a current market quotation for the Common Shares.

                            SELECTED FINANCIAL DATA

          The following selected financial data of the Company for the five years ended June 30, 1995 are derived from the financial statements of the Company which have been audited by KPMG Peat Marwick LLP (with respect to 1995), and Deloitte & Touche LLP (with respect to the previous four years), independent auditors. Each of such auditor's report on the financial statements for the year ended June 30, 1995 and 1994, respectively, which appear in the Company's 1995 Annual Report attached hereto as Exhibit B-1 to this Proxy Statement, includes an explanatory paragraph because of substantial doubt about the Company's ability to continue as a going concern, described in Note 12 to the financial statements that are part of the 1995 Annual Report. The financial data for the six month periods ended December 31, 1995 and 1994 are derived from unaudited financial statements which appear in the Company's 1996 Second Quarterly Report attached hereto as Exhibits E-1 and E-2. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended December 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ended June 30, 1996. The data should be read in conjunction with the financial statements, related notes and other financial information include in such Exhibits to this Proxy Statement.

                                                                                                                Six Months Ended
                                                            Years Ended June 30,                                   December 31,
                                -------------------------------------------------------------------------     ---------------------
                                       1991           1992        1993          1994           1995           1994            1995
                                       ----           ----        ----          ----           ----           ----            ----
                                                 (In thousands, except per share data)                                  (unaudited)
Operating Data:

      Revenues.................     $2,962         $6,307        $6,133        $3,094          $4,014        $1,967         $1,716

      Cost of revenues.........      2,493          4,963         4,487         2,492           4,191         1,362          1,663

      Research and
       development.............        124            165           295           381             352           170            200

      Net loss.................     (1,629)          (613)         (155)       (1,107)         (1,991)         (155)          (875)

      Net loss per share
       (1).....................      $(.18)         $(.07)        $(.01)        $(.08)          $(.14)         (.01)          (.06)

      Weighted average
       shares outstanding
       (1).....................  9,106,000      9,406,000    12,352,749    13,343,324      14,207,982    14,059,752     14,358,666


                                                            As of June 30,                                         December 31,
                                -------------------------------------------------------------------------     ---------------------
                                       1991           1992        1993          1994           1995           1994            1995
                                       ----           ----        ----          ----           ----           ----            ----
Balance Sheet Data:                                          (In thousands)                                             (unaudited)


  Current assets...............     $2,421         $2,074        $2,504        $1,712          $1,873        $2,670         $1,019
  Working capital
   (deficiency)................        856            427           522          (726)         (2,833)         (743)        (3,653)
  Net plant and equipment......        129            131           164           126             274            72            224
  Total assets.................      2,724          2,409         2,913         2,132          2 ,513         3,057          1,604
  Current liabilities..........      1,565          1,647         1,982         2,439           4,706         3,413          4,672
  Long-term debt...............      1,750          1,700           230             0               0             0              0
  Shareholders' equity
   (deficit)...................       (591)          (938)          701          (307)         (2,193)         (356)        (3,068)
  Book value per share.........     ($0.06)        ($0.10)        $0.05        ($0.02)         ($0.15)       ($0.05)        ($0.21)
- ------------------------

(1) Net loss per share is computed on the basis described in Note 1 of "Notes to Financial Statements."

                 CERTAIN INFORMATION REGARDING THE BUSINESS OF
                        THE COMPANY; RECENT DEVELOPMENTS

General Overview

          The Company designs, develops, manufactures and services programmable, flexible, single and multiple tool, automation work cells designed to help customers improve manufacturing and materials handling processes by performing more work, in less space, more safely than by traditional work methods. The Company's product can improve productivity, increase product quality and decrease costs in the manufacturing workplace.

          The Company sells its automation workstations under the trade name MEGA 2(R). The MEGA 1 was the Company's first product line and the lower cost, less complex MEGA 2 group of workstations, the single automatic tool version of which was introduced in 1993, is the Company's current product line.

          The automation workstations have been primarily sold to clinical laboratories for test tube handling, to the automotive industry for light mechanical assembly and to the computer and telecommunications industries for electronic circuit board assembly. For many customers, the Company has also performed the additional custom manufacturing and engineering design to prepare for one or more automation workstations for a specific assembly application. Known as "integration," this additional process involves design and fabrication of gripper tools, layout and assembly of various third-party provided conveyors and parts-feeders, and software modifications to permit the automation workstations to control the additional equipment.

          The Company has placed approximately 120 automation workstations using approximately 330 automatic assembly tools since deliveries began in 1988.

          The Company's largest customers, accounting for 10% or more of the Company's gross revenues for the period January 1, 1996 to May 5, 1996 were SmithKline Beecham at 22%, Ford Motor Company at 13% and Progressive Tool & Industry at 10%. For fiscal 1995, customers which accounted for 10% or more of the Company's revenues were SmithKline Beecham at 31% and Northern Telecom at 15%. For fiscal 1994, customers which accounted for 10% or more of the Company's revenues were Micron at 15%, TK Electronics at 15%, Northern Telecom at 12%, Alcoa at 11% and Hewlett Packard at 11%.

          The Company's business strategy is to offer the automation workstations as specialized, integrated products that perform tasks demanding accuracy, repeatability, speed, reliability and safety. The Company is focusing its efforts on identifying and penetrating vertical market product applications, like clinical laboratories, for automation workstations where there is a large and continuous demand. Accordingly, the Company is creating systems which incorporate proprietary software and hardware that minimize the need for customer application engineering or integration. The application software is generally developed collaboratively with targeted customers in selected markets to make sure the needs of the market are met. The Company's products in many cases are used by production personnel in an in-line manufacturing environment. The automation workstations are flexible and therefore re-configurable. The automation workstations application software provide easy-to-use, intuitive, graphical user interfaces operating under Microsoft Windows(R).

          The Company, a Delaware corporation, was founded on July 8, 1985 and its IPO was consummated September 21, 1989. The Company operates on a fiscal year which ends on June 30th.

Recent Financial Condition

          The Company experienced significant and increasing net losses and corresponding negative cash flows from operations in fiscal 1994 and 1995, and continuing during the first half of fiscal 1996, primarily due to insufficient revenues relative to cost and expense levels, a declining gross profit margin and the completion of all long term contracts of the Company which has resulted in a reduction of revenues recognized from the percentage of completion method. Additionally, substantial costs have been incurred associated with the development of the MEGA 2 system. At June 30, 1994 and 1995, and December 31, 1995, respectively, the Company had accumulated deficits of $6,102,000, $8,093,000 and $8,968,000, respectively, current liabilities exceeded current assets of the Company by approximately $726,000, $2,833,000 and $3,653,000, respectively, and its total liabilities exceeded its total assets by $307,000, $2,193,000 and $3,068,000, respectively. The Company's independent auditors have issued qualified reports on the Company's audited financial statements for the fiscal years ended June 30, 1994 and 1995 (as well as every year since before the Company's IPO in 1989) to the effect that, based on the above factors, there is substantial doubt about the Company's ability to continue as a going concern. The Company has met its capital requirements for the past 25 months only as a result of frequent cash advances from the Principal Stockholders to sustain its operations in the form of term loans which at May 8, 1996 aggregated $2,891,253.10 in principal and interest, and the Principal Stockholders' personal guarantee of the Company's bank line of credit, of which $1,700,000 is currently outstanding. For more detailed information respecting the Company's business, operations and financial condition, see "SPECIAL FACTORS
- -- Background of the Merger" and the Company's 1995 Annual Report, 1996 First Quarterly Report, 1996 Second Quarterly Report and 1996 Third Quarterly Report attached hereto as Exhibits B-1, B-2, B-3, E-1, E-2 and G, respectively.

          To improve the Company's financial results, prior management implemented during fiscal 1995 a business strategy that focused primarily on building specialized automation workstations for the healthcare industry and, specifically, the completion of installations at one significant customer, a major health care supplier. The Company determined not to continue supplying large-scale integrated systems for diverse industries, as it decided that it did not possess the human and financial resources to effectively and profitably compete in building large-scale integrated systems in that marketplace at this time. The success of this strategy was primarily dependent on (a) the Company's ability to successfully complete the current installation at its significant healthcare customer, gain additional orders in the short-term from this and other customers, and use the success in serving this customer to develop customer relationships with other leading healthcare industry companies, and (b) the Company's ability to obtain sufficient working capital and financial resources to execute its business plans. In February 1996, current management of the Company subsequently determined to reverse this strategy because sales in the healthcare industry did not materialize as expected and is now attempting to focus again on serving a larger number of customers operating in multiple industries.


Recent Developments

          Management believes that the Company will be able to finance its operations only if the Principal Stockholders continue to provide debt financings to counter the Company's working capital shortages and negative cash flows, and the Principal Stockholders and the Company's bank lender do not exercise their rights to elect to accelerate the due dates of the Company's bank line of credit and term loans. The Principal Stockholders have agreed to continue to fund the Company's operations as a public company only until May 31, 1996. On March 18, 1996, the Company obtained an agreement for the extension of its bank line of credit and its term loans until May 31, 1996. See "SPECIAL FACTORS -- Background of the Merger" for a description of this indebtedness. However, as a result of the Company's deteriorating financial and operational condition and business prospects, the Principal Stockholders are no longer willing to continue to risk their personal capital (including debt and equity already invested) to sustain the Company's operations beyond such date unless a substantial restructuring occurs and the

Company becomes a private company in which they own all of the equity interest (other than certain warrants, employee stock options or stock appreciation rights that may be granted by the Surviving Corporation to certain key employees and consultants of the Company). These factors among others indicate that there is substantial likelihood that the Company will be unable to continue to operate as a viable economic entity, absent substantial additional financing and a fundamental operational restructuring.

          The Company has experienced delays in implementing its automated system for its largest customer of 1995, SmithKline Beecham, a major healthcare supplier, which has resulted in delays in the receipt of revenues from that installation. In addition, additional orders the Company had anticipated from such customer have not materialized because the installation program for such customer's remaining sites has been deferred and currently remains on hold. There can be no assurance that all or any of the additional deliveries that the Company had anticipated will ever be realized. Moreover, the Company experienced delays in 1995 with respect to implementation of another significant project for a different customer.

          It should be noted that the Company has made certain operational changes since the beginning of February 1996, although it continues to suffer from the above-described working capital shortage and negative cash flows and is unable to sustain its operations without continued capital infusions from the Principal Stockholders or other sources, the existence or availability of which the Company is not aware.

          Management of the Company does believe that in the event the Company is able to obtain sufficient working capital and financial resources it has several prospects which currently exist or could be developed and which may potentially result in various business opportunities for the Company. Among such potential opportunities, during fiscal 1995, the Company negotiated a letter of intent with SmithKline Beecham to supply, for approximately $4.5 million, 100 MEGA 2 single tool systems for automating operations in five regional clinical laboratories. The letter of intent contemplated delivery and installation of the 100 MEGA 2 systems over a 22 month period commencing in February, 1995. During fiscal 1995 the potential value of this order increased to approximately $9.5 million upon the customer's request that the Company provide engineering services and specialized versions for the original 100 MEGA 2 systems. The Company received a firm order late in the first quarter of fiscal 1995 for delivery of 16 units for the first laboratory. The Company sold the 16 systems and provided engineering services to the customer which generated revenues of approximately $1.25 million in fiscal 1995 and $244,000 to date in fiscal 1996. In the event that the customer is satisfied with the deliverables for the first laboratory, the customer could release an additional order for its second laboratory by the first quarter of fiscal 1997. Although no assurance can be given, additional orders may follow. Due to uncertainty principally related to its cost structure, the Company is not able to predict reliably at this time the effect such additional orders would have on the Company's cash flows, gross profit and net income. Moreover, management cautions that the customer is not obligated to make additional requests and that the Company is only one of several vendors which is contributing to the project and further orders are subject to the customer's satisfaction with the entire project. In the event that the customer does not purchase the balance of the 84 units, the Company expects to receive an additional approximately $428,000, which represents the recapture of revenue due to the loss of volume discounts offered to such customer based upon the entire order of 100 units.

          The Company has also been developing a product with Ford Motor Company that supplies visual inspection systems for the automotive industry to customize and integrate its workstations into a visual inspection product. In the event that the Company is successful in engineering the product and if this customer is satisfied with the product, it could request additional workstations to integrate with its own product to sell to automotive plants. Such customer has indicated that it may decide to resell this product to others in the automotive industry. The Company is currently engineering the specifications of the product.

          In addition, the Company has developed a relationship with a potential customer in the automobile industry which integrates layout and assembly of various third-party provided conveyors and parts-feeders. The Company has developed a high precision mechanical assembly product used in automotive transmission assembly. A beta automation line has been developed which integrates the Company's equipment with products from other vendors. However, other vendors participating in the project have not completed their products to be integrated into the line. Consequently, no testing of the entire line has been performed.

          Throughout this period, the Principal Stockholders, in conjunction with Howard, Lawson, developed a set of implementation items which represent the steps believed to be necessary, in addition to and assuming the infusion of substantial capital, in order to effect a turnaround in the Company's business within the 18-month time frame. These steps included the following: support the Company's current customers; complete current projects in a manner so as to promote customer satisfaction; contact certain past customers of the Company with respect to whom recent contact had been limited; increase technical staff to continue product enhancements and sales staff to address new potential markets; recruit a permanent chief executive officer, possibly one with industry specific experience; complete a cost engineering analysis of the Company's products with the goal of significantly reducing the Company's costs in an effort to increase gross margins; and develop an upgrade package to its existing products for long-standing customers.

          The Principal Stockholders believe that, if they invest an additional $2,500,000 in capital and all of the above steps are effectively implemented, and absent further material adverse changes to the Company's business, financial condition and prospects, the Company could reach a break-even cash flow position in approximately 18 months. However, the Principal Stockholders recognize that there is no assurance, even if all of the above steps are implemented, that the Company will ever be profitable or that they will realize a return on or of their investment (including the additional capital to be contributed).

          The Principal Stockholders have determined that the strategy described above requires them to continue to fund the Company and to infuse additional capital into the Company and as prudent businessmen, have concluded that they are unwilling to pursue this strategy without the opportunity to obtain all of the potential benefit, if any, of the equity in the Company.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

          The following table sets forth, as of May 9, 1996 (but without taking into account the contribution of Common Shares to Mergerco by the Principal Stockholders): (i) certain information concerning the ownership of the Common Shares by, and the addresses of, each person who is known by the Company to own of record or beneficially more than 5% of the outstanding Common Shares; and
(ii) certain information concerning ownership of the Common Shares by each of the Company's directors and all directors and executive officers as a group, based upon reports filed by such persons. Except as otherwise indicated, and subject to the proxies and powers of attorneys referred to in Note 1, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name and Address of                     Number of Shares     Percentage
Beneficial Owners                     Beneficially Owned(1)   of Class
- ------------------------------------  ---------------------  -----------

Max Cooper (2)(3)                           4,538,167           30.4%
c/o CLP Inc.
124 Summit Parkway
Birmingham, Alabama 35209

Cooper Investments (3)                      1,900,000           12.8%
124 Summit Parkway
Birmingham, Alabama  35209

Tristram C. Colket, Jr. (4)                 2,656,667           17.3%
500 Chester Field Parkway
Suite 170
Malvern, Pennsylvania 19355

Steven H. Pollack (5)                       1,251,666            8.7%
c/o 51 Everett Drive, Building #B4
Lawrenceville, New Jersey 08648

Thomas D. Schmidt (6)                         354,662            2.4%
51 Everett Drive, Building #B4
Lawrenceville, NJ  08648

All Directors and                                  --             --%
Executive Officers as
a group (4 persons)
(2)(3)(4)(5)(6)
______________________

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities and Exchange Act of 1934, as amended. Common Shares issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible, or are exercisable or convertible within 60 days of the Record Date, May 17, 1996, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person (irrespective of whether such options or warrants are currently in-the-money).

(2) Includes: (i) 1,657,167 shares for which Mr. Cooper is the holder of record; (ii) 72,000 shares issuable upon the exercise of a warrant dated February 10, 1994; (iii) 509,000 shares held by certain individual stockholders for which Mr. Cooper is Proxy and Attorney-in-fact or otherwise has voting control; (iv) 1,900,000 shares beneficially owned by Cooper Investments, an Alabama general partnership, of which Mr. Cooper is a general partner, and (v) 400,000 shares owned by CLP, Inc., an Alabama corporation of which Mr. Cooper is Chairman of the Board.

(3) Includes (i) 250,000 shares issuable upon the exercise of a warrant dated December 16, 1994 and (ii) 250,000 shares issuable upon exercise of a warrant dated February 23, 1995. These shares are also included in the shares beneficially owned by Mr. Cooper.

(4) Includes: (i) 1,696,667 shares for which Mr. Colket is the holder of record; (ii) 460,000 shares issuable upon exercise of a warrant dated February 10, 1994; (iii) 250,000 shares issuable upon exercise of a warrant dated December 16, 1994; and (iv) 250,000 shares issuable upon the exercise of a warrant dated February 8, 1995.

(5) Includes 100,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date.

(6) Includes 354,662 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

                    PURCHASES OF COMMON SHARES BY AND OTHER
                       TRANSACTIONS WITH CERTAIN PERSONS

          Neither the Company, the Principal Stockholders nor, to the Company's knowledge, any of the officers or directors of the Company have purchased Common Shares within sixty days of the date of this Proxy Statement.

          On December 21, 1988, Mr. Cooper extended a term loan to the Company in an amount not to exceed $1,000,000 to mature on December 31, 1992. On September 14, 1992, the Company underwent a recapitalization pursuant to which Mr. Cooper extended the maturity date on the term loan to December 31, 1993 and entered into a subscription agreement with the Company to purchase up to 1,136,000 shares of Common Stock from July 1, 1992 to October 15, 1993. The Principal Stockholders also converted certain 12% Convertible Debentures and exercised certain warrants so that Mr. Cooper received 216,667 Common Shares and Mr. Colket received 1,191,667 Common Shares.

          On February 11, 1994, Mr. Colket provided the Company with an additional $230,000 in the form of a new term loan. In connection with the new term loan, Mr. Colket was issued a warrant to purchase 460,000 Common Shares of the Company at $.55 per share. In consideration for extending the due date of the original term loan and modifying the security interest in the Company's assets to recognize the co-priority of the new term loan, Mr. Cooper was issued a warrant to purchase 72,000 Common Shares of the Company exercisable at $.55 per share. No value was assigned to these warrants as the amount was not material.

          In August 1994, the Principal Stockholders each purchased 500,000 Common Shares. Net proceeds to the Company were $105,000.

          On December 16, 1994, the original term loan and the new term loan were amended to provide for an additional $500,000 in borrowings from the Principal Stockholders. Additionally, the due dates of both term loans were extended to June 30, 1995. Coincident with these amendments, the Company borrowed an additional $250,000. In consideration for the December 1994 amendments, the Principal Stockholders were each issued warrants to purchase 500,000 shares of the Common Stock of the Company at $.50 per share. No value was assigned to these warrants as the amount was not material. In February 1995, the Company borrowed the remaining $250,000 available under the term loans. See "SPECIAL FACTORS--Background of the Merger" for a description of this indebtedness.

          On March 3, 1995, the Company entered into an agreement with the Principal Stockholders to provide an additional $800,000 in the form of short term loans through June 30, 1995, and the Company borrowed this amount during fiscal 1995. In addition, past due interest of approximately $120,000 under the existing term loans was deferred until July 1, 1995. On May 12, 1995, the Company obtained an agreement to extend the term loans until January 1, 1996. Additionally, the May 12, 1995 agreement modified the lending terms of the March 3, 1995 agreement whereby the Principal Stockholders provided $700,000 in the form of short term loans and deferred $100,000 of the past due interest on the term loans to January 1, 1996. The May 12, 1995 agreement set forth the parties intention to convert the $700,000 of loans and the $100,000 of deferred past due interest to shares of the Company's capital stock on terms and conditions to be agreed upon by the parties as soon as practicable. At the present time, no agreements or commitments for consummating such transaction exists, and they no longer have such intention. At December 31, 1995, there was accrued interest of $107,178 on the term loans. In December 1995, the Company borrowed $100,000 from Mr. Colket.

          Between January 1, 1996 and May 8, 1996, the Company has borrowed a total of $785,000 from the Principal Stockholders. These term loans follow the same terms and conditions as previously issued term loans. On March 18, 1996, the Company obtained an agreement for the extension of all of the term loans until May 31, 1996.

          In addition, under agreements entered into on May 12, 1994, and amended on August 18, 1994, the Company is a party to a Credit and Security Agreement with the Bank secured by trade receivables and guaranteed by the Principal Stockholders pursuant to a Guarantee Agreement. The line provides for maximum borrowings of $1,700,000. Under the terms of the agreement, the Principal Stockholders each guarantee one-half of the outstanding balance of the line. The guarantee agreement imposes borrowing formula limitations of the sum of 85% of trade receivables and 40% of the qualifying open order backlog. At June 30 and December 31, 1995, the Company was not in compliance with these borrowing limitation requirements. Borrowings under the line bear interest at the prime rate (9% and 7.25% at June 30, 1995 and 1994, respectively). Additionally, the Principal Stockholders each accrue quarterly fees calculated at 1.5% annual rate on the average outstanding balance of the line.

          At December 31, 1995, there was accrued interest of $13,069 on the line. The guarantee fee expense which is included in interest expense was $45,187 for the year ended June 30, 1995 and $25,710 for the six months ended December 31, 1995. The expiration of the line has been extended by the lender until May 31, 1996. At June 30 and December 31, 1995, the Company was not in compliance with several financial covenants under the term loans and the credit lines. As of May 17, 1996, such noncompliance was continuing. The lenders have not exercised their rights to accelerate payment under the loans, but may do so at anytime. See "SPECIAL FACTORS -- Background of the Merger" for a description of this indebtedness.

          On July 29, 1992, Ms. Rose Fivelson, Mr. Scott Fivelson, Mr. Ed Jacobson, Ms. Sarah Jacobson, Mr. Kenneth Neuman, Ms. Shirley Neuman and Mr. Stephen Neuman (the "Cooper Stockholders") each executed a Durable Power of Attorney and Proxy appointing Mr. Cooper as each stockholder's Proxy and Attorney-in-Fact to represent and to vote in his or her discretion all of his or her Common Shares at any annual or special meeting of the Company's Stockholders until December 31, 1997.

          On September 4, 1992, Mr. Cooper, CLP, Inc., Cooper Investments, the Cooper Stockholders, Dr. Pollack, Messrs. Colket and Schmidt and two former officers and directors of the Company, Mr. Brian Hoffman and Mr. Alan Leiderman, entered into a Shareholders Agreement, which provides, among other things, that, beginning with the Company's 1992 Annual Meeting of Stockholders and continuing for a five-year period, each party to the Shareholders Agreement will vote the shares they currently or may hereafter control in favor of such actions as may be necessary to elect and maintain in office on the Board of Directors, each of
(i) Mr. Cooper or one individual designated by Mr. Cooper; (ii) Mr. Colket or one individual designated by Mr. Colket; (iii) each of Mr. Hoffman, Dr. Pollack and Mr. Schmidt (the "Management Directors") or up to three individuals designated by a majority of the Management Directors (or their respective successors); (iv) Mr. Leiderman, if nominated by the Board of Directors; and (v) one additional Independent Director, if nominated by the Board of Directors.
The Shareholders' Agreement was terminated on November 6, 1995 pursuant to a Termination Agreement of that same date.

                         TRANSACTION OF OTHER BUSINESS

          The Board of Directors knows of no other matters which may be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the Proxy will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

                                    EXPERTS

          The financial statements of the Company as of June 30, 1995 and for the year then ended included in Exhibit B-1 to this Proxy Statement have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in its report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the June 30, 1995 financial statements contains an explanatory paragraph that states that the Company has incurred significant net losses, is in default under certain borrowing agreements, is in a negative working capital position and has a net shareholders' deficit at June 30, 1995, all of which raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The financial statements of the Company as of June 30, 1994 and for each of the two years in the period then ended included in Exhibit B to this Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report includes an explanatory paragraph relating to the Company's ability to continue as a going concern) with respect thereto, and have been so included in reliance upon the report of such firm as given upon their authority experts in accounting and auditing.

          It is expected that representatives of KPMG Peat Marwick LLP will be present at the Meeting, where they will have an opportunity to respond to appropriate questions of stockholders and to make a statement if they so desire.

Change in and Disagreements with Accountants and Financial Disclosure

          See Item 9 of Exhibit B-1 to this Proxy Statement for information respecting the Company's change in auditors.


                                 MISCELLANEOUS

          If the Merger is not consummated for any reason, proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company at its principal executive offices on or prior to June 30, 1996, to be eligible for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting. Stockholders should mail any proposals by certified mail -- return receipt requested.


                                              BY ORDER OF THE BOARD OF DIRECTORS


                                                              Thomas D. Schmidt,
                                                                       Secretary


          PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.